<pre>
                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No. 333-102781

                               CONECTISYS CORPORATION

                      PROSPECTUS SUPPLEMENT DATED MARCH 17, 2004

	The prospectus of ConectiSys Corporation dated May 12, 2003 is supplemented to include information from the annual report on Form 10- KSB for the annual period ended September 30, 2003 filed with the Securities and Exchange Commission by ConectiSys Corporation on February 21, 2004, and to include other updated information.

	Our consolidated financial statements and related notes for the annual period ended September 30, 2003 are included commencing on page F-1 of this supplement.

THE FOLLOWING RISK FACTORS ARE UPDATED AS FOLLOWS:
------------------------------------------------------------------------------

                                    RISK FACTORS

	An investment in our common stock involves a high degree of risk. In addition to the other information in this report, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually materializes, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

                             Risks Related to Our Business

	We have no history of revenues, have incurred significant losses, expect continued losses and may never achieve profitably. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully deploying our H-Net(TM) wireless meter reading system.

	We have no history of revenues, have not been profitable and expect continued losses. Historically, we have relied upon cash from financing activities to fund all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. As of September 30, 2003, we had an accumulated deficit of approximately $25,305,000. For our fiscal year ended September 30, 2003, we incurred a net loss of approximately $2,387,000 and for our fiscal year ended September 30, 2002, we incurred a net loss of approximately $2,347,000. We cannot predict when we will become profitable or if we ever will become profitable, and we may continue to incur losses for an indeterminate period of time and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully deploying our H-Net(TM) wireless meter reading system, or our H-Net(TM) system, and operating or expanding our business. As a result of our financial condition, our independent auditors have issued an opinion questioning our ability to continue as a going concern.

	Our significant losses have resulted principally from costs incurred in connection with the development of our H-Net(TM) system and from costs associated with our administrative activities. We expect our operating expenses to dramatically increase as a result of our planned deployment of our H-Net(TM) system. Since we have only recently completed the development of our H-Net(TM) system, have no operating history and no existing sources of revenues, we cannot assure you that our business will ever become profitable or that we will ever generate sufficient revenues to meet our expenses and support our planned activities. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability on a quarterly or annual basis.

	Our independent auditors have issued a report questioning our ability to continue as a going concern. This report may impair our ability to raise additional financing and adversely affect the price of our common stock.

	The report of our independent auditors contained in our financial statements for the years ended September 30, 2003 and 2002 includes a paragraph that explains that we have incurred substantial losses and have a working capital deficit. This report raises substantial doubt about our ability to continue as a going concern. Reports of independent auditors questioning a company's ability to continue as a going concern are generally viewed unfavorably by analysts and investors. This report may make it difficult for us to raise additional debt or equity financing necessary to continue the development and deployment of our H-Net(TM) system. We urge potential investors to review this report before making a decision to invest in ConectiSys.

                      Risks Related To This Offering

	Shares of our common stock eligible or to become eligible for public sale could adversely affect our stock price and make it difficult for us to raise additional capital through sales of equity securities.

	As of March 16, 2004, we had outstanding 752,648,328 shares of common stock, of which all but approximately 530,000,000 shares were unrestricted under the Securities Act of 1933. As of March 16, 2004, we also had outstanding options, warrants, promissory notes, convertible debentures and preferred stock that were exercisable for or convertible into approximately 1,210,000,000 shares of common stock, approximately 1,190,000,000 of which are covered by registration rights. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

	Conversion or exercise of our outstanding derivative securities could substantially dilute your investment because the conversion and exercise prices of those securities and/or the number of shares of common stock issuable upon conversion or exercise of those securities are subject to adjustment.

	We have issued various notes, debentures and warrants that are convertible or exercisable at prices that are subject to adjustment due to a variety of factors, including fluctuations in the market price of our common stock and the issuance of securities at an exercise or conversion price less than the then-current exercise or conversion price of those notes, debentures or warrants. As of March 16, 2004, the closing price of a share of our common stock on the OTC Bulletin Board(R) was $.003. On that date, our notes, debentures and warrants outstanding with adjustable conversion and/or exercise prices were convertible or exercisable into approximately 1,190,000,000 shares of our common stock. The number of shares of common stock that these adjustable securities ultimately may be converted into or exercised for could prove to be greater than this amount if the market price of our common stock declines. You could, therefore, experience substantial dilution of your investment as a result of the conversion or exercise of our outstanding derivative securities.

	The applicable conversion price of our debentures and a convertible promissory note issued to certain security holders is variable and does not have a lower-limit, therefore the dilutive effect to our existing security holders is theoretically limitless. However, because the variable conversion price of these debentures and convertible promissory note has an upper limit, an increase in the trading price of a share of our common stock will result in a limited benefit to existing security holders with respect to the conversion of these debentures and the convertible promissory note. The following table sets forth the number of shares issuable upon conversion of the principal portion of the debentures and the convertible promissory note issued to certain security holders and outstanding as of March 16, 2004, based upon the indicated hypothetical trading prices:


                                            Approximate
                                             Number of        Percentage of
Hypothetical                                  Shares            Company's
Trading Price     Conversion Price (1)      Issuable (2)     Common Stock (3)
-------------    ---------------------     ------------     -----------------
   $.0100             $.004                343,000,000           31.3%
   $.0075             $.003                457,000,000           37.8%
   $.0050             $.002                685,000,000           47.7%
   $.0025             $.001              1,371,000,000           64.6%
----------------------

	(1)	The conversion price of our debentures and the convertible
		promissory note is the lower of 40% of the average of the three lowest intraday trading prices of a share of our common stock on the OTC Bulletin Board(R)during the twenty trading days immediately preceding the conversion date, and either (a) $.06 for the March, May and June 2002 convertible debentures,
		(b) $.01 for the November 2002, March and May 2003 convertible debentures, or (c) $.005 for the November and December 2003 convertible debentures. As of March 16, 2004, the applicable conversion price was $.0013.

	(2)	Our current authorized capital allows us to issue a maximum of
		1,000,000,000 shares of common stock.

	(3)	Amounts are based on 752,648,328 shares of our common stock
		outstanding as of March 16, 2004 plus the corresponding number of shares issuable. Each of the holders of our convertible debentures may not convert our debentures into more than 4.9% of our then-outstanding common stock; however, the holders may waive the 4.9% limitation, thus allowing the conversion of their debentures into a number of shares of common stock in excess of 4.9% of our then-outstanding common stock.

	The holders of certain of our convertible debentures may elect to receive payment for accrued and unpaid interest on our convertible debentures in shares of our common stock based on the conversion price and on the same terms described above with respect to conversions of the principal portion of these debentures. As a result of conversions of the principal or interest portion of our convertible debentures and related sales of our common stock by the holders of our convertible debentures, the market price of our common stock could be depressed, thereby resulting in a significant increase in the number of shares issuable upon conversion of the principal and interest portions of these debentures. You could, therefore, experience substantial dilution of your investment as a result of the conversion of the principal or interest portions of our convertible debentures.

	Our common stock price is subject to significant volatility, which could result in substantial losses for investors and in litigation against us.

	The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the three months ended September 30, 2003, the high and low closing bid prices of our common stock were $.0075 and $.0025, respectively. The market price of our common stock may exhibit significant fluctuations in the future response to various factors, many of which are beyond our control and which include:

	o	variations in our quarterly operating results, which
		variations could result from, among other things, changes in
		the needs of one or more of our customers;
	o	changes in market valuations of similar companies and stock
		market price and volume fluctuations generally;
	o	economic conditions specific to the industries in which we operate;
	o	announcements by us or our competitors of new or enhanced
		products, technologies or services or significant contracts,
		acquisitions, strategic relationships, joint ventures or
		capital commitments;
	o	regulatory developments;
	o	additions or departures of key personnel; and
	o	future sales of our common stock or other debt or equity
		securities.

	If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

	Certain provisions of our articles of incorporation and bylaws allow concentration of voting power in one individual, which may, among other things, delay or frustrate the removal of incumbent directors or a takeover attempt, even if such events may be beneficial to our shareholders.

	Provisions of our articles of incorporation and bylaws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer or proxy contest involving ConectiSys that is not approved by our board of directors, even if those events may be beneficial to the interests of our shareholders. For example, as of March 16, 2004, Robert
A. Spigno, our Chairman of the Board and Chief Executive Officer, was the holder of 215,865 shares of our Class A Preferred Stock. As of that date, Mr. Spigno also held an option, exercisable at $1.00 per share until its expiration on December 1, 2005, to purchase up to 234,155 additional shares of our Class A Preferred Stock. Under our articles of incorporation, each share of Class A Preferred Stock is entitled to 100 votes per share on all matters presented to our shareholders for action. Consequently, Mr. Spigno may have sufficient voting power to control the outcome of all corporate matters submitted to the vote of our common shareholders. Those matters could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving ConectiSys. In addition, through his control of the board of directors and voting power, Mr. Spigno may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of assets by ConectiSys. Also, the concentration of voting power in the hands of Mr. Spigno could have the effect of delaying or preventing a change in control of ConectiSys, even if the change in control would benefit our shareholders, and may adversely affect the market price of our common stock.

THE PRICE RANGE OF COMMON STOCK TABLE IS REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------

                        PRICE RANGE OF COMMON STOCK

	The following table shows the high and low closing bid prices of our common stock for the periods presented, as obtained from Pink Sheets LLC, a research service that compiles quote information reported on the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. The quotations listed below reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. Our common stock trades on the OTC Bulletin Board(R)under the symbol "CNES."

                                                        Price Range
                                                       -------------
                                                        High    Low
                                                        ----    ---
Year Ended September 30, 2002:
        First Quarter (October 1 - December 31).... $   0.19   $ 0.095
        Second Quarter (January 1 - March 30)......     0.105    0.07
        Third Quarter (April 1 - June 30)..........     0.10     0.016
        Fourth Quarter (July 1 - September 30).....     0.036    0.007

Year Ended September 30, 2003
        First Quarter..............................  $  0.018   $0.008
        Second Quarter.............................     0.012    0.003
        Third Quarter..............................     0.007    0.0025
        Fourth Quarter.............................     0.0075   0.0025

Year Ending September 30, 2004
	Fisrt Quarter..............................  $  0.0069  $0.0022

	As of March 16, 2004, we had 752,648,328 shares of common stock outstanding and held of record by approximately 725 shareholders, and the high and low sale prices of a share of our common stock on the OTC Bulletin Board(R) on that date were $.0035 and $.003, respectively. Within the holders of record of our common stock are depositories such as Cede & Co. that hold shares of stock for brokerage firms which, in turn, hold shares of stock for beneficial owners.

THE CAPITALIZATION TABLE IS REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------
                           CAPITALIZATION

	The following table sets forth our capitalization as of September 30, 2003. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. The table excludes an aggregate of approximately 518,000,000 shares of common stock that were issuable upon conversion or exercise of outstanding convertible notes, debentures, options and warrants as of September 30, 2003.

                                                             September 30, 2003
                                                             ------------------
Long-term debt, less current portion.........................                --
                                                                   ============
Shareholders' equity:
 Preferred stock, $1.00 par value. Authorized 50,000,000 shares.
 Class A Preferred Stock, $1.00 par value, 1,000,000 shares
 authorized, 200,020 shares issued and outstanding..............        200,020

Common stock, no par value. Authorized 1,000,000,000 shares;
 issued and outstanding, 490,224,872 shares.....................     19,807,537

Additional paid in capital
 Class B Preferred Stock, $1.00 par value, 1,000,000 shares
 authorized, no shares issued and outstanding...................        100,000

 Common stock, no par value. Stock options and warrants
    exercisable, 11,307,154 shares..............................      1,353,511

Beneficial conversion option; debt instruments..................        881,550

Accumulated deficit.............................................    (25,305,038)
                                                                 ---------------
   Total shareholders' equity (deficit)......................... $   (2,962,420)
                                                                 ---------------
   Total capitalization......................................... $   (2,962,420)
                                                                 ---------------
THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS SECTION IS REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes and the information included under the caption "Risk Factors" included elsewhere in this document. Except for historical information, the following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. See "Special Note Regarding Forward-Looking Statements" for further information regarding forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements as a result of a number of factors, many of which are beyond our control, including those factors discussed under "Risk Factors" and other headings in this document, which could, among other things, cause the price of our common stock to fluctuate substantially.

Overview

	Since 1995, we have been engaged in the development of a low-cost automatic meter reading, or AMR, solution. We have developed a low-cost AMR solution that includes a proprietary system employing specialized hardware and software that will allow for residential and commercial applications. Our proprietary system is called H-Net(TM), which is a trademark of ConectiSys.

	We are currently in a cost-reduction phase of the development of our H-Net(TM) system and have completed the development for commercial production of our H- Net(TM) 4.0 wireless meter reading product. We have not yet sold any H- Net(TM) systems and we do not expect any significant sales of our H-Net(TM) systems until third or fourth quarter fiscal 2004. Accordingly, we have not earned any significant revenues from the sale of H-Net(TM) systems. We have no history of revenues and have incurred significant losses since the beginning of the development of our H-Net(TM) system. We have a significant accumulated deficit and negative working capital. As a result of our financial condition, our independent auditors have issued an opinion questioning our ability to continue as a going concern.

Critical Accounting Policies and Estimates

	The following discussion and analysis is based upon our financial statements, which have been prepared using accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses, and assets and liabilities, during the periods reported. Estimates are used when accounting for certain items such as depreciation, likelihood of realization of certain assets, employee compensation programs and valuation of intangible assets. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates.

	We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements. We have based our financial statements on the assumption of our operations continuing as a going concern. As a result, we continue to depreciate fixed assets and show certain debts as long-term. We have written-off the value of technology in prior periods because the realization of that value was doubtful. Our compensation of consultants and employees with our capital stock is recorded at estimated market value. The volatile nature of the price of our common stock causes wide disparities in certain valuations.

Results of Operations

	Comparison of Results of Operations for the Fiscal Years Ended September 30, 2003 and 2002

	We did not generate any revenues for the fiscal years ended September 30, 2003 and September 30, 2002. Cost of sales for fiscal 2003 was $148,675 as compared to $73,667 for fiscal 2002, an increase of $75,008 or 102%. This increase in cost of sales primarily was due to an increase in production of models and prototypes of our H-Net(TM) products that are used for sales and marketing purposes.

	General and administrative expenses decreased by $436,002 or 24% to $1,372,655 for fiscal 2003 as compared to $1,808,657 for fiscal 2002. This decrease in general and administrative expenses primarily was due to a substantial decrease in consulting fees paid to outside consultants.

	Interest expense increased by $401,136 or 86% to $865,546 during fiscal 2003 as compared to $464,410 for fiscal 2002. This increase in interest expense primarily was due to an increase in borrowings under our convertible debentures and other promissory notes during fiscal 2003.

	Net loss for fiscal 2003 increased by $40,143 or 2% to $2,386,875 as compared to a net loss of $2,346,732 for fiscal 2002. The decrease in general and administrative expenses described above were substantially offset by the significant in interest expense also described above.

Liquidity and Capital Resources

	During the twelve months ended September 30, 2002 we financed our operations solely through private placements of securities. Because we have only recently completed the development of our H-Net(TM) system for commercial production and are in a cost-reduction phase of development, we have never generated any revenue from operations. Our consolidated financial statements as of and for the years ended September 30, 2003 and 2002 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

	As of September 30, 2003, we had negative working capital of approximately $2,895,000 and an accumulated deficit of approximately $2,962,000. As of that date, we had approximately $2,300 in cash and cash equivalents. We had accounts payable and accrued compensation expenses of approximately $1,388,000 We had other liabilities, including amounts due to officers, accrued interest, notes and current portion of long term debt of approximately $1,537,000, including those issued prior to the beginning of fiscal year 2003. To the extent convertible debentures or promissory notes that we have issued are converted into shares of common stock, we will not be obligated to repay the converted amounts.

	Cash used in our operating activities totaled approximately $785,000 for the twelve months ended September 30, 2003 as compared to approximately $1,012,000 for the twelve months ended September 30, 2002. Cash used in our investing activities for the twelve months ended September 30, 2003 and September 30, 2002 was $5,300 and $6,700, respectively.

	Cash provided by our financing activities totaled $738,000 for the twelve months ended September 30, 2003 as compared to $1,067,000 for the twelve months ended September 30, 2002. We raised all of the cash provided by financing activities during the twelve months ended September 30, 2003 from the issuance of common stock, convertible debentures and/or promissory notes.

	As of March 29, 2003, we were in default in the repayment of principal of approximately $114,000 plus related interest on our secured convertible debentures due March 29, 2003; as of May 10, 2003, we were in default in the repayment of principal of approximately $150,000 plus related interest on our secured convertible debentures due May 10, 2003; as of June 17, 2003, we were in default in the repayment of principal of approximately $300,000 plus related interest on our secured convertible debentures due June 17, 2003; and as of November 27, 2003 we were in default in the repayment of principal of approximately $200,000 plus related interest on our secured convertible debentures due November 27, 2003. As of March 16, 2004, each of these defaults was continuing and we were in default under convertible debentures in the aggregate principal amount of approximately $764,000 plus related interest on those debentures. As of March 16, 2004, we also were in default under our obligations to register for resale shares of our common stock underlying certain of our outstanding convertible debentures. In addition, as of March 16, 2004, we also were in default under our obligations to make quarterly interest payments under all of our outstanding convertible debentures issued prior to December 31, 2003. As of March 16, 2004, as a result of the above defaults, the holders of our secured convertible debentures were entitled to pursue their rights to foreclose upon their security interest in all of our assets.

	We plan to register for resale with the Securities and Exchange Commission a portion of the shares of common stock underlying the convertible debentures under which we are in default and expect that the convertible debentures ultimately will be converted into shares of our common stock and that we therefore will not be obligated to repay the outstanding principal and accrued and unpaid interest amounts on those debentures.

	In February 2002, we borrowed $340,000 from the Mercator Momentum Fund in order to make the initial $100,000 payment under our settlement arrangement with one of our lenders, Laurus Master Fund, Ltd., and to fund continuing development of our H-Net(TM) system. This loan from the Mercator Momentum Fund was a short-term loan due May 15, 2002 and accrued interest an annual rate of 18%. The loan was secured by shares of our common stock. As of June 13, 2002, we owed Mercator Momentum Fund approximately $243,000 of principal and accrued and unpaid interest under this loan and were in default in the repayment of this debt.

	On June 14, 2002, Mercator Momentum Fund transferred collateral in the form of 5,861,814 shares of our common stock into its name as a result of our default on its loan. Of the 5,861,814 shares of common stock transferred into the name of Mercator Momentum Fund, 3,500,000 shares of our common stock were issued and pledged as collateral by us in February 2002, and 2,361,814 shares of our common stock were pledged as collateral by Robert Spigno, our Chief Executive Officer, in February 2002.

	On June 21, 2002, Mercator Momentum Fund filed an action against ConectiSys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of our company and is also our Chief Executive Officer. Ms. Spigno is our Secretary and Chief Financial Officer. On July 3, 2002, Mercator Momentum Fund filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator Momentum Fund seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The complaint related to the loan in February 2002 from Mercator Momentum Fund of $340,000, as more particularly described above.

	On March 9, 2004, we entered into a settlement agreement settling all claims with Mercator Momentum Fund. Under our settlement agreement, we paid $150,000 to Mercator Momentum Fund and all parties to the litigation were released from any and all claims arising out of the transactions involving Mercator Momentum Fund.

	In April 2001, we issued an 8% Convertible Note to Laurus Master Fund, Ltd., or Laurus, in the principal amount of $300,000. We have been unable to repay the amounts owed under this note and we have failed to satisfy our obligation to register for resale the shares of common stock underlying this note. On February 15, 2002, and as amended on April 2, 2002, we agreed to terms with Laurus regarding our obligations under this note. Under the terms of this agreement, we paid to Laurus $100,000 in cash on February 19, 2002 and $50,000 in cash on April 5, 2002. However, we have not met all the terms of the February 15, 2002 agreement, as well as, the original terms under the April 2001 Convertible Note. We are currently working with Laurus to pay down the remaining balance of the original April 2001 Convertible Note. As of September 30, 2003, approximately $6,850 of principal and accrued and unpaid interest under the original note remained outstanding. As of March 16, 2004, approximately $7,080 of principal and accrued and unpaid interest under this note remained outstanding.

	In March 2002, we issued $300,000 of our secured convertible debentures to four accredited investors in the first stage of a three- stage offering. The secured convertible debentures were due March 29, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $225,000. As of March 16, 2004, an aggregate of $113,590 of principal plus related accrued and unpaid interest relating to the debentures issued in March 2002 remained outstanding.

	In May 2002, we issued $150,000 of our secured convertible debentures to four accredited investors in the second stage of a three-stage offering. The secured convertible debentures were due May 10, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $140,000. As of March 16, 2004, an aggregate of $150,000 of principal plus related accrued and unpaid interest relating to the debentures issued in May 2002 remained outstanding.

	In June 2002, we issued $300,000 of our secured convertible debentures to four accredited investors in the third stage of a three-stage offering. The secured convertible debentures were due June 17, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $237,500. As of March 16, 2004, an aggregate of $300,000 of principal plus related accrued and unpaid interest relating to the debentures issued in June 2002 remained outstanding.

	In November 2002, we issued $200,000 of our secured convertible debentures to three accredited investors in the first stage of a three-stage offering. The secured convertible debentures were due November 27, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $145,000. As of March 16, 2004, an aggregate of approximately $7,350 of principal plus related accrued and unpaid interest relating to the debentures issued in November 2002 remained outstanding.

	In March 2003, we issued $150,000 of our secured convertible debentures to three accredited investors in the second stage of a three-stage offering. The secured convertible debentures are due March 3, 2004 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $100,000. As of March 16, 2004, an aggregate of $150,000 of principal plus related accrued and unpaid interest relating to the debentures issued in March 2003 remained outstanding.

	In May 2003, we issued $150,000 of our secured convertible debentures to three accredited investors in the second stage of a three-stage offering. The secured convertible debentures are due May 12, 2004 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $100,000. As of March 16, 2004, an aggregate of $150,000 of principal plus related accrued and unpaid interest relating to the debentures issued in May 2003 remained outstanding.

	In October 2003, in consideration for certain bridge financing which later was incorporated into the November 2003 convertible debenture offering described below, the variable conversion price of our outstanding 12% convertible debentures issued from March 2002 through June 2002 and from November 2002 through May 2003 was reduced from 50% to 40% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion.

	In November 2003, we issued $100,000 of our secured convertible debentures to three accredited investors in the first stage of a five- stage offering. The secured convertible debentures are due November 25, 2004 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 500,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $75,000. As of March 16, 2004, an aggregate of approximately $100,000 of principal plus related accrued and unpaid interest relating to the debentures issued in November 2003 remained outstanding.

	On December 31, 2003, we issued $50,000 of our secured convertible debentures to three accredited investors in the third stage of a five- stage offering. The secured convertible debentures are due December 31, 2004 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 250,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $39,000. As of March 16, 2004, an aggregate of $50,000 of principal plus related accrued and unpaid interest relating to the debentures issued on December 31, 2003 remained outstanding.

	In February 2004, we issued $50,000 of our secured convertible debentures to three accredited investors in the fourth stage of a five-stage offering. The secured convertible debentures are due February 18, 2005 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 250,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $35,000. As of March 16, 2004, an aggregate of $50,000 of principal plus related accrued and unpaid interest relating to the debentures issued on February 18, 2004 remained outstanding.

	In March 2004, we issued $250,000 of our secured convertible debentures to three accredited investors in the fourth stage of a five-stage offering. The secured convertible debentures are due March 4, 2005 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,250,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $203,000. As of March 4, 2004, an aggregate of $250,000 of principal plus related accrued and unpaid interest relating to the debentures issued on March 4, 2004 remained outstanding.

	As of March 16, 2004, we had a loan outstanding and due on demand in an amount equal to approximately $8,900. This loan accrues interest at an annual rate of 18% and was made by Robert Spigno, our President and Chief Executive Officer and a member of our board of directors. As of that date we also had a loan outstanding and due on demand in an amount equal to approximately $47,900. This loan accrues interest at an annual rate of 18% and was made by Patricia Spigno, our Chief Financial Officer and Secretary.

	As of March 16, 2004, we had a promissory note outstanding and due September 1, 2004, payable in the approximate amount of $191,000. This note bears interest at an annual rate of 18%.

	Our continued operations are dependent on securing additional sources of liquidity through debt and/or equity financing.

	As indicated above, our consolidated financial statements as of and for the years ended September 30, 2003 and 2002 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As discussed in this document and in Note 1 to our consolidated financial statements for the years ended September 30, 2003 and 2002, we have suffered recurring losses from operations and at September 30, 2003 had net capital and working capital deficiencies. These factors, among others, raised substantial doubt about our ability to continue as a going concern and led our independent certified public accountants to modify their unqualified opinion to include an explanatory paragraph related to our ability to continue as a going concern. The consolidated financial statements included in this document do not include any adjustments that might result from the outcome of this uncertainty.

	We have been, and currently are, working toward identifying and obtaining new sources of financing. Deteriorating global economic conditions may cause prolonged declines in investor confidence in and accessibility to capital markets. Further, our current secured convertible debenture financing documents contain notice and right of first refusal provisions and the grant of a security interest in substantially all of our assets in favor of the convertible debenture investors, all of which provisions will restrict our ability to obtain debt and/or equity financing.

	Any future financing that we may obtain may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

	If adequate funds are not available, we may be required to delay, scale back or eliminate portions of our operations and product and service development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product and service development efforts that historically have contributed significantly to our competitiveness.

	We have not yet sold any H-Net(TM) systems and we do not expect any significant sales of our H-Net(TM) systems until third or fourth quarter fiscal 2004. We believe that if we are successful in deploying our H-Net(TM) system, we will begin to generate revenues from our business activities.

Effect of Inflation

	Inflation did not have any significant effect on the operations of the Company during the fiscal year ended September 30, 2003. Further, inflation is not expected to have any significant effect on future operations of the Company.

Impact of New Accounting Pronouncements

	Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that we disclose estimated fair values for our financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

	Since the fair value is estimated at September 30, 2003, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different. The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, due to officer, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments. Long-term debt is recorded at face value because the principal amount is convertible into common stock.

THE THIRD PARAGRAPH OF THE OVERVIEW SECTION OF
THE BUSINESS SECTION IS REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------

	We are currently in a cost-reduction phase of the development of our H-Net(TM) system and have completed the development for commercial production of our H- Net(TM) 4.0 wireless meter reading product. We have not yet sold any H-Net(TM) systems and we do not expect any significant sales of our H-Net(TM) systems until third or fourth quarter fiscal 2004. Accordingly, we have not earned any significant revenues from the sale of H-Net(TM) systems. We have no history of revenues and have incurred significant losses since the beginning of the development of our H-Net(TM) system. We have a significant accumulated deficit and negative working capital. As a result of our financial condition, our independent auditors have issued an opinion questioning our ability to continue as a going concern.

THE H-NET(TM) NETWORK SUBSECTION OF THE SECTION ENTITLED OUR
H-NET(TM) SYSTEM OF THE BUSINESS SECTION IS REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------

	The H-Net(TM) network, once deployed, will be comprised of our network operating center and local networks, which in turn are each comprised of a base station and H-Net(TM)-equipped meters. Each H-Net(TM)-equipped meter can communicate with other H-Net(TM)-equipped meters that are up to a distance of approximately one-quarter mile away. We plan to install a base station for every H-Net(TM)-equipped meter area. Our base stations are designed to receive data transmissions from up to 20,000 H-Net(TM)-equipped meters. We have designed our system so that a base station can transmit the accumulated data it has received from the H-Net(TM)-equipped meters in its local network by telephone every fifteen minutes by using its modem to communicate with our network operating center. Once the data from the H-Net(TM)-equipped meters arrives from the base stations at the network operating center, the data can be assembled into various formats for billing customers as well as for management of energy purchasing and energy conservation programs.

	Our H-Net(TM) system has certain limitations inherent in each local network, each of which is comprised of H-Net(TM)-equipped meters and a base station. Each local network has the following principal limitations:

	o	it can consist of a maximum of 20,000 H-Net(TM)-equipped
	 	meters;

	o	each H-Net(TM)-equipped meter must be within approximately
		one-quarter mile of another H-Net(TM)-equipped meter in the same local network; and

	o	the maximum radius of a local network is five miles.

	In addition to the limitations described above, our H-Net(TM)-equipped meters transmit data using the ISM 900 MHz radio frequency band, which is an unlicensed frequency band. Because this frequency band is regulated the H-Net(TM) system will require FCC approval for compliance and sales.

THE H-NET(TM) PRODUCT DEVELOPMENT AND PILOT PROGRAMS
SECTION OF THE BUSINESS SECTION IS REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------

	Our product development efforts are directed toward developing an AMR solution in the form of our H-Net(TM) system. We believe that our existing expertise in data transmission devices provides us with a strong technology base to pursue this objective. Our product development efforts focus on the following principles:

	o	Development of New Products and Technology. We plan to assess
		domestic and international market trends, with the focus of developing new products designed to meet emerging market demands. In developing new products, we plan to attempt to combine our existing technology base with new technologies to provide a broader range of automation and data communications and data acquisition solutions to end users.

	o	Improvement of Existing Technology. We seek to expand the
		features and functionality of our existing H-Net(TM) system technology through modifications and enhancements to meet the changing needs of the marketplace. We are reviewing the design of our products to determine areas of potential cost savings or enhanced product quality and reliability.

	We believe our future success will depend, in part, upon our ability to expand and enhance the features of our H-Net(TM) system and to develop and introduce new products designed to meet changing customer needs on a cost-effective and timely basis. Consequently, failure by us to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction, could have a material adverse effect on our business and results of operations. We cannot assure you that we will respond effectively to technological changes or new product announcements by others or that we will be able to successfully develop and market new products or product enhancements.

	On February 15, 2000, we successfully launched our H-Net(TM) pilot test program in Los Angeles, California. Although this initial pilot program was small, it was a working model of our first-generation H- Net(TM) system that demonstrated the capabilities of our H-Net(TM) system as an AMR solution. This initial pilot program demonstrated the technology of our H-Net(TM) system, which remotely acquires near real- time data from an energy meter, processes this data to show energy usage and cost, and can display this information on the Internet.

	In September 2000, we successfully launched a second pilot test program for which we developed a portable wireless network capable of demonstrating our H-Net(TM) system anywhere in the country.

	Based upon the success of our early-generation H-Net(TM) systems in our first two pilot test programs in demonstrating our H-Net(TM) system as a viable means of remotely reading energy meters and collecting the resulting data, we successfully launched a third pilot test program in September 2001.

	We are currently running a small residential pilot program of five meters in Orange County, California with the cooperation of Southern California Edison. Our H-Net(TM) meters were installed by Southern California Edison in July 2003 and the pilot program has been recording real-time meter data seamlessly and error-free for the past seven months. These working meters can be viewed on our website at http://www.conectisys.com. We have also initiated another commercial pilot project with Southern California Edison that we anticipate will begin in the second or third quarters of fiscal 2004. In addition, we are still actively pursuing and planning other field testing programs with various other utility companies and energy service providers across the country.

	We are in the process of evaluating with Lyndis & Gyr, a meter manufacture, a potential business partnership regarding the implementation of the H-Net(TM) system into its meters. We have used Lyndis & Gyr meters in all of our pilot programs and continue to do so in our existing pilot programs.

	We are actively pursuing and planning other field testing programs with various utility companies and energy service providers across the country. However, we expect that future field testing programs will be in conjunction with the first stages of sales or licensing of our H- Net(TM) system to utility companies, energy service providers and other parties.

THE FOLLOWING ADVISOR BIOGRAPHY IS ADDED TO THE ADVISORS
TO OUR BOARD OF DIRECTORS SECTION OF THE MANAGEMENT SECTION:
------------------------------------------------------------------------------

	Dr. Fredric Bruaner was appointed to serve as an advisor to our board of directors in October 2003. Dr. Brauner is a doctor of medicine, specializing in dermatology. He graduated from the University of Vienna and became a doctor in 1977. Dr. Brauner, took over his father's practice in 1983 at the University Clinic of Dermatology in Vienna. Dr. Brauner is a key investor in ConectiSys and is leading our efforts to expand H-Net to fit the European marketplace.

THE FOLLOWING SECTIONS RELATING TO COMPENSATION IN
THE MANAGEMENT SECTION ARE REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------

Compensation of Executive Officers

	The Summary Compensation Table below provides information concerning the annual and long-term compensation for services in all capacities to ConectiSys of our Chief Executive Officer, our Chief Technology Officer and our Chief Financial Officer, or the named executives, during the years ended September 30, 2003, 2002 and 2001. There were no other executive officers whose annual salary and bonus compensation exceeded $100,000 during the year ended September 30, 2003.

                   Summary Compensation Table

                                                             Long-Term
                                                            Compensation
                                                            ------------
                                                              Awards
                                                            ------------
                                Annual Compensation          Securities
Name and                                                Underlying      All Other
Principal Position       Year     Salary($) Bonus($)(1)  Options(#)   Compensation ($)
-------------------      -------  --------- ----------- ------------  ----------------
Robert A. Spigno,        2003     $160,000  $80,000        --               --
Chief Executive Officer  2002     $160,000  $80,000        --               --
                         2001     $160,000  $80,000      6,453,654          --

Lawrence Muirhead,       2003     $150,000    --           --               --
Chief Technology Officer 2002     $150,000    --           --               --
                         2001     $150,000    --         2,000,000          --

Patricia A. Spigno,      2003     $ 80,000  $40,000        --               --
Chief Financial Officer  2002     $ 80,000  $40,000        --               --
and Secretary            2001     $ 80,000  $40,000       500,000           --
_______________

	(1)	Amounts represent bonus earned, but deferred and recorded on
		the books and records of ConectiSys as accrued compensation.
		Amounts are payable in common stock of ConectiSys based on a
		conversion price equivalent to 50% of the average closing bid
		and ask prices of a share of ConectiSys common stock for the

		30 days prior to the end of the year in which such bonus was earned.

Stock Option Grants in 2003

	In fiscal 2003, no options or stock appreciation rights were granted to the named executives.

Option Exercises and Fiscal Year-End Values

	The following table sets forth the number of shares acquired and value realized upon exercise of options during the fiscal year ended September 30, 2003 and the number of exercisable and unexercisable in- the-money stock options and their values at September 30, 2003 for the named executives. An option is "in-the-money" if the fair market value for the underlying securities exceeds the exercise price of the option.

              Option Table
                                    Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                              Number of Securities Underlying      Value ($)of Unexercised
                                Shares                               Unexercised Options           In-the-Money Options at
                                Acquired on     Value                September 30, 2003             September 30, 2003 (1)
     Name                       Exercise       Realized ($)   Exercisable(#) Unexercisable(#)    Exercisable    Unexercisable
     ---------------------      ------------    ------------   -------------- ----------------  --------------  ----------------
     Robert A. Spigno              ---             ---          6,453,654          ---               ---             ---
     Lawrence Muirhead             ---             ---             ---          2,000,000            ---             ---
     Patricia Spigno               ---             ---           500,000           ---               ---             ---
	_______________
	(1)	The closing sale price of our common stock on the OTC Bulletin Board(R) as of September 30, 2003 was $.0044.

Long-Term Incentive Plan Awards

	In fiscal 2003, no awards were given to named executives under long-term incentive plans.

Compensation of Directors

	Our directors do not receive any compensation in their capacity as members of the board of directors, but may be reimbursed for reasonable expenses incurred in connection with attendance of meetings of the board of directors.

	The advisors to our board of directors each receive 250,000 shares of common stock as annual compensation for their advisory services.

Repricing of Options and SARs

	Except as specified below, no adjustments to or repricing of stock options or stock appreciation rights previously awarded to the named executives occurred in fiscal 2003.

	On December 30, 2003, we repriced Robert Spigno's fully-vested option to purchase up to 500,000 shares of Class B Preferred Stock from $.50 per share to $.05 per share.

THE FIFTH AND SIXTH PARAGRAPHS OF THE CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS SECTION ARE REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	At September 30, 2000, Robert Spigno had made cumulative cash advances to ConectiSys of $75,000. On October 1, 2000, these advances were memorialized in a revolving promissory note, executed by ConectiSys in favor of Mr. Spigno, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, additional cash advances were made by Mr. Spigno under this note in the amount of $20,000 and we repaid an aggregate of $50,000 to Mr. Spigno on this note. As of September 30, 2001, total accrued and unpaid interest was $11,880, resulting in a $56,880 balance under the note. On September 30, 2001, we executed a new promissory note due September 1, 2002 initially in that amount. For the year ended September 30, 2000, we incurred interest expenses in the amount of $21,766, including $10,583 associated with the assumption by Mr. Spigno of a promissory note due S.W. Carver Corporation, which was repaid in May 2000. On September 1, 2002, we executed a new promissory note due September 1, 2003 initially in the aggregate amounts owed to Mr. Spigno as of that date. As of September 30, 2003, approximately $36,920 of principal and accrued and unpaid interest under the original note remained outstanding to Mr. Spigno. As of March 16, 2004, approximately $8,900 of principal and accrued and unpaid interest under this note remained outstanding. The loan balance is currently due on demand and continues to accrue interest at the annual rate of 18%.

	At September 30, 2000, Patricia Spigno had made cumulative cash advances to ConectiSys of $61,945, under a revolving promissory note effective October 1, 2000, executed by ConectiSys in favor of Ms. Spigno, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, we repaid an aggregate of $40,681 to Ms. Spigno on this note. As of September 30, 2001, total accrued and unpaid interest was $4,610, resulting in a $25,874 balance under the note. On September 30, 2001, we executed a new promissory note due September 1, 2002 initially in that amount. Ms. Spigno also borrowed on a personal credit card for our benefit in the amount of $18,455, bringing our total obligation due Ms. Spigno at September 30, 2001 to $44,329. During the year ended September 30, 2002, additional loan advances from Ms. Spigno were $19,500 and accrued interest was $2,269 and we repaid $39,500, resulting in an aggregate loan balance due at September 30, 2002 of $8,143. The aggregate amount due Ms. Spigno under these arrangements as of September 30, 2003 was $52,165. As of March 16, 2004, approximately $47,900 of principal and accrued and unpaid interest under this note remained outstanding. The loan balance is currently due on demand and continues to accrue interest at the annual rate of 18%.

THE PRINCIPAL AND SELLING SECURITY
HOLDERS SECTION IS REPLACED WITH THE FOLLOWING:
------------------------------------------------------------------------------

                   PRINCIPAL AND SELLING SECURITY HOLDERS

	As of March 16, 2004, a total of 752,648,328 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering by:

	o	each person known by us to own beneficially more than five
		percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;

	o	each selling security holder;

	o	each of our directors;

	o	each executive officer named in the Summary Compensation Table
		contained elsewhere in this prospectus; and

	o	all of our directors and executive officers as a group.

	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying notes or preferred stock held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

	All of the shares of common stock being offered under this prospectus are issuable upon conversion of debentures or upon exercise of warrants that were acquired by the selling security holders from us in connection with a private placement that we made effective as of November 27, 2002, March 3, 2003 and May 12, 2003. In the private placement effective November 27, 2002, we issued $200,000 in principal amount of secured convertible debentures due November 27, 2003 to three accredited investors, or the debenture investors, in exchange for gross proceeds of $200,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 1,000,000 shares of our common stock to the debenture investors. In the private placement effective March 3, 2003, we issued $150,000 in principal amount of secured convertible debentures due March 3, 2004 to the debenture investors in exchange for gross proceeds of $150,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 750,000 shares of our common stock to the debenture investors. In the private placement effective May 12, 2003, we issued $150,000 in principal amount of secured convertible debentures due May 12, 2004 to the debenture investors in exchange for gross proceeds of $150,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 750,000 shares of our common stock to the debenture investors.

	The secured convertible debentures bear interest at an initial rate of 12% per year. The initial conversion price of the debentures is equal to the lesser of (i) 40% of the average of the three lowest intraday trading prices of a share of our common stock for the twenty trading days immediately preceding a conversion date, and (ii) $.01. The conversion price also is subject to customary anti-dilution adjustments in connection with mergers, acquisitions, stock splits, dividends and the like.

	We agreed to register for resale a total of 200% of the shares of common stock that may be issuable upon conversion of the convertible debentures and related warrants. The shares of common stock being offered under this prospectus include shares of common stock issuable upon conversion of the secured convertible debentures and upon exercise of the related warrants without regard to the exercise limitations described below.

	The terms of the secured convertible debentures and the warrants prohibit conversion of the secured convertible debentures or exercise of the warrants to the extent that conversion of the debentures would result in the debenture investor, together with its affiliates, beneficially owning in excess of 4.9% of our outstanding shares of common stock, and to the extent that exercise of the warrants would result in the debenture investor, together with its affiliates, beneficially owning in excess of 4.9% of our outstanding shares of common stock. A debenture investor may waive the 4.9% limitation upon 60 days' prior written notice to us. Also, these limitations do not preclude a debenture investor from converting or exercising a secured convertible debenture or warrant and selling shares underlying the secured convertible debenture or warrant in stages over time where each stage does not cause the investor and its affiliates to beneficially own shares in excess of the limitation amounts. Despite the limitations contained in the secured convertible debentures and warrants, the number of shares shown in the table as beneficially owned by each debenture investor prior to this offering is in excess of 4.9% of the shares of our common stock outstanding based on the date of the table. The number of shares being offered by each debenture investor under this prospectus is in excess of the amount of shares issuable to that investor without such investor's waiver of the conversion and exercise limitations discussed above.

	We have agreed to pay expenses, other than broker discounts and commissions, if any, in connection with this prospectus. We have agreed with some of the selling security holders to prepare and file all amendments and supplements to the registration statement of which this prospectus is a part as may be necessary under the rules and regulations of the Securities Act of 1933 to keep it effective until the earlier of:

	o	the date that all shares of common stock offered under this
		prospectus may be resold by those holders in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, under Rule 144 under the Securities Act; and

	o	the date that all shares of common stock offered by those
		holders under this prospectus have been resold.

	We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders.


Name and Address of              Title of        Shares Beneficially Owned       Shares        Shares Beneficially
of Beneficial Owner (1)(2)        Class          Prior to the Offering       Being Offered  Owned After the Offering(3)
                                                        Number                                 Number     % of Class
__________________________      ________        _________________________    _____________   __________________________
Robert A. Spigno..........      Common                31,123,164(4)                 --         31,123,164    4.00%

                            Class A Preferred            450,020(5)                 --            450,020  100.00%

                            Class B Preferred            500,000(6)                 --            500,000  100.00%

Patricia A. Spigno........      Common                12,267,340(7)                 --         12,267,340    1.61%

Lawrence Muirhead.........      Common                   971,393                    --            971,393       *

Melissa McGough...........      Common                   454,138(8)                 --            454,138       *

AJW Partners, LLC               Common                28,450,519(9)             25,450,519(9)        --         --

AJW Offshore, Ltd.........      Common                28,450,519(9)             28,450,519(9)        --         --

AJW Qualified Partners,
LLC.......................      Common                28,451,435(9)             28,451,435(9)          --         --

All directors and executive
officers
as a group (4 persons)          Common                44,816,035(10)                 --           44,816,035   5.68%
                            Class A Preferred            450,020(5)                  --             450,020  100.00%
                            Class B Preferred            500,000(6)                  --             500,000  100.00%

        _______________
	*	Less than 1.00%

	(1)	The address of each director and executive officer named in
		this table is c/o ConectiSys Corporation, 24730 Avenue Tibbitts, Suite 130, Valencia, California 91355. Mr. Spigno and Mr. Muirhead are directors and executive officers of ConectiSys. Ms. McGough is a director of ConectiSys. Ms. Spigno is an executive officer of ConectiSys.
	(2)	The address of each of AJW Partners, LLC, AJW Offshore, Ltd.
		and AJW Qualified Partners, LLC is 1044 Northern Boulevard, Suite 302, Roslyn, New York 11576. AJW Offshore, Ltd. was formerly known as AJW/New Millennium Offshore, Ltd. AJW Qualified Partners was formerly known as Pegasus Capital Partners, LLC.
	(3)	Assumes all shares of class being offered are sold.
	(4)	Includes 1,443,654 shares underlying options and 5,000,000
		shares issuable upon conversion of Class B Preferred Stock. Mr. Spigno holds an option to purchase Class B Preferred Stock. Also includes 19,686,954 shares issuable in connection with payment of annual bonuses for fiscal years 2000 through 2003.
	(5)	Includes an option to purchase up to 234,155 shares of Class A
		Preferred Stock.
	(6)	Represents an option to purchase up to 500,000 shares of Class
		B Preferred Stock.
	(7)	Includes 500,000 shares underlying options. Also includes
		9,843,477 shares issuable in connection with payment of annual bonuses for fiscal years 2000 through 2003.
	(8)	Includes 100,000 shares underlying options.
	(9)	The number of shares set forth in the table for the selling
		security holders represents an estimate of the number of shares of common stock to be offered by the selling security holders. The number of shares set forth in the table for the selling security holders does not include shares of common stock issuable upon conversion of any debentures or exercise of related warrants issued to the selling security holders in connection with the debenture financing transactions of ConectiSys Corporation that occurred in March 2002, May 2002 and June 2002. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the debentures, if the debentures had actually been converted on March 16, 2004, the conversion price would have been $.0013. Under the terms of the warrants, if the warrants had actually been converted on March 16, 2004, the exercise price would have been $.005.
	(10)	Includes 2,043,654 shares underlying options and 5,000,000
		shares issuable upon conversion of Class B Preferred Stock. Also includes 29,530,431 shares issuable in connection with payment of annual bonuses for fiscal years 2000 through 2003.

                           CONECTISYS CORPORATION
                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                        Page
                                                                        ----
Consolidated Financial Statements As Of And For The Years Ended
     September 30, 2003 and 2002

Report of Independent Certified Public Accountants......................F-1

Consolidated Balance Sheet for the Year Ended September 30, 2003........F-3

Consolidated Statements of Operations for the Years
     Ended September 30, 2003 and 2002..................................F-5

Consolidated Statements of Shareholders' Equity (Deficit)
   for the Years Ended September 30, 2003 and 2002......................F-6

Consolidated Statements of Cash Flows for the Years Ended
     September 30, 2003 and 2002........................................F-13

Notes to Consolidated Financial Statements for the Years Ended
     September 30, 2003 and 2002........................................F-16


INDEPENDENT AUDITORS' REPORT

Board of Directors
Conectisys Corporation and Subsidiaries
Valencia, California

We have audited the accompanying consolidated balance sheet of Conectisys Corporation and Subsidiaries (a development stage company) (the "Company") as of September 30, 2003, and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for the years ended September 30, 2003 and 2002, and the cumulative period from December 1, 1990 (inception of development stage) through September 30, 2003, except that we did not audit these financial statements for the period December 1, 1990 (inception of development stage) through November 30, 1997; these financial statements were audited by other auditors, whose reports dated March 6, 1998 (for the period December 1, 1994 through November 30, 1997) and January 9, 1995 (for the period December 1, 1990 (inception of development stage) through November 30, 1994), respectively, expressed a going concern uncertainty.
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Conectisys Corporation and Subsidiaries as of September 30, 2003, and the results of their operations and their cash flows for the years ended September 30, 2003 and 2002, and the cumulative period from December 1, 1990 (inception of development stage) through September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a deficiency in working capital at September 30, 2003. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         Hurley & Company


Granada Hills, California
January 6, 2004

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED BALANCE SHEET September 30, 2003




ASSETS

Current assets:
Cash and cash equivalents                            $     2,282
     Debt issuance costs - current, net of
       accumulated amortization of $275,448               27,896
                                                     -----------
Total current assets                                      30,178

Property and equipment, net of
     accumulated depreciation of $304,553                 32,476

Other assets:
License rights and technology, net of
  accumulated amortization of $421,4     78                  -
                                                     -----------

     Total assets                                    $    62,654
                                                     ===========


The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED BALANCE SHEET (continued)
September 30, 2003


LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                   $    274,746
  Accrued compensation                                  1,113,620
  Due to officers                                          92,121
  Accrued interest                                        339,965
  Other current liabilities                                14,410
  Notes payable and
    current portion of long-term debt                   1,090,597
                                                     ------------
Total current liabilities                               2,925,459

Long-term debt, net of current portion                     99,615

Commitments and contingencies                                 -

SHAREHOLDERS' DEFICIT:

Preferred stock - Class A, $1.00 par value;
  1,000,000 shares authorized, 200,020
  shares issued and outstanding                           200,020
Convertible preferred stock - Class B,
  no par value; 1,000,000 shares
  authorized, -0- shares issued and outstanding               -
Common stock, no par value; 1,000,000,000
  shares authorized, 490,224,872
  shares issued and outstanding                        19,807,537
Additional paid-in capital:
  Convertible preferred stock - Class B, no
    par value; 1,000,000 stock options exercisable        100,000
  Common stock, no par value;
    11,307,154 stock options and warrants exercisable   1,353,511
  Beneficial conversion option, debt instruments          881,550
Deficit accumulated during the development stage      (25,305,038)
                                                     ------------
Total shareholders' deficit                            (2,962,420)
                                                     ------------
Total liabilities and
 shareholders' deficit                               $     62,654
                                                     ============

The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended September 30, 2003 and 2002, and the Cumulative Period
From December 1, 1990 (Inception) Through September 30, 2003

                               Year          Year      Dec. 1, 1990
                              Ended         Ended       (Inception)
                          September 30, September 30,     Through
                               2003          2002     Sept. 30, 2003
                           -----------   -----------  --------------
Net revenues               $       -     $       -    $      517,460

Cost of sales                  148,675        73,667         790,063
                           -----------   -----------  --------------
Gross loss                    (148,675)      (73,667)       (272,603)

Operating expenses:
 General and administrative  1,372,655     1,808,657      18,541,785
 Bad debt expense                  -             -         1,680,522
                           -----------   -----------  --------------
Loss from operations        (1,521,330)   (1,882,324)    (20,494,910)

Other income (expense):
 Settled damages                   -             -            25,000
 Other income                      -             -            12,072
 Interest income                     1             2         102,924
 Interest expense             (865,546)     (464,410)     (2,635,021)
 Write-off of
  intangible assets                -             -        (1,299,861)
 Minority interest                 -             -            62,500
                           -----------   -----------  --------------
Net loss                   $(2,386,875)  $(2,346,732) $  (24,227,296)
                           ===========   ===========  ==============


Weighted average number
 of shares outstanding -
 basic and diluted         237,357,973    39,976,138

Net loss per share -
 basic and diluted         $      (.01)  $      (.06)
                           ===========   ===========


The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) For the Cumulative Period December 1, 1990 (Inception) Through September 30, 2003

                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value          Paid-in  Subscript.  Development      Equity
                                  Shares    Value    Shares       Value      Capital  Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Balance,
 December 1, 1990
(re-entry
  development stage)                 -   $      -       10,609 $ 1,042,140 $      -   $      -   $ (1,042,140)$       -

Shares issued in exchange for:
 Cash, May 31, 1993                  -          -        1,000       1,000        -          -            -         1,000
 Capital contribution,
  May 31, 1993                       -          -        2,000         515        -          -            -           515
 Services, March 26, 1993            -          -        2,000         500        -          -            -           500
 Services, March 26, 1993            -          -        1,200         600        -          -            -           600
Net loss for the year                -          -          -           -          -          -         (5,459)     (5,459)
                               --------- ----------  --------- ----------- ---------- ------------ ---------- -----------
Balance,
 November 30, 1993                   -          -       16,809   1,044,755        -          -     (1,047,599)     (2,844)

Shares issued in exchange for:
 Services, May 1, 1994               -          -        2,400       3,000        -          -            -         3,000
 Cash, September 1, 1994             -          -       17,771      23,655        -          -            -        23,655
 Services, September 15, 1994        -          -        8,700      11,614        -          -            -        11,614
 Cash, September 26, 1994            -          -        3,000      15,000        -          -            -        15,000
 Cash, October 6, 1994            16,345     16,345        -           -          -          -            -        16,345
 Cash, September and October,
  1994                               -          -        1,320      33,000        -          -            -        33,000
Net loss for the year                -          -          -           -          -          -        (32,544)    (32,544)
                               --------- ----------  --------- ----------- ---------- ------------ ---------- -----------
Balance,
 November 30, 1994                16,345     16,345     50,000   1,131,024        -          -     (1,080,143)     67,226



The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through September 30, 2003


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock       Additional    Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares issued in exchange for:
 Cash, February 13, 1995             -   $      -        1,160 $   232,000 $      -   $      -   $        -   $   232,000
 Debt repayment, February 13,
  1995                               -          -        2,040     408,000        -          -            -       408,000
 Debt repayment, February 20,
  1995                               -          -        4,778     477,810        -          -            -       477,810
 Acquisition of assets, CIPI
  February, 1995                     -          -       28,750   1,950,000        -          -            -     1,950,000
 Acquisition of assets, April 5,
  1995                               -          -       15,000         -          -          -            -           -
 Cash and services, April and
  May 1995                           -          -       16,000     800,000        -          -            -       800,000
 Cash, June 1, 1995                  -          -          500      30,000        -          -            -        30,000
 Acquisition of assets and
  services, September 26, 1995       -          -        4,000     200,000        -          -            -       200,000
 Cash, September 28, 1995            -          -           41       3,000        -          -            -         3,000
 Acquisition of assets,
  September 1995                     -          -       35,000   1,750,000        -          -            -     1,750,000
 Return of assets, CIPI
  September, 1995                    -          -      (27,700) (1,950,000)       -          -            -    (1,950,000)
Net loss for the year                -          -          -           -          -          -     (2,293,867) (2,293,867)
                               ---------  ----------- -------- -----------   -------- ------------ ---------- -----------
Balance,
 November 30, 1995                16,345     16,345    129,569   5,031,834        -          -     (3,374,010)  1,674,169

Shares issued in exchange for:
 Cash, February, 1996                -          -        1,389     152,779        -          -            -       152,779
 Debt repayment, February 1996       -          -       10,000     612,000        -          -            -       612,000
 Services, February, 1996            -          -        3,160     205,892        -          -            -       205,892
 Cash, March, 1996                   -          -          179      25,000        -          -            -        25,000



The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through September 30, 2003


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares returned and canceled,
  March, 1996                        -   $      -      (15,000)$       -   $      -   $      -   $        -   $       -
 Services, April, 1996               -          -           13       2,069        -          -            -         2,069
 Services, September, 1996         4,155      4,155        586      36,317        -          -            -        40,472
 Services, October, 1996             -          -        6,540     327,000        -          -            -       327,000
 Debt repayment, November, 1996      -          -        2,350      64,330        -          -            -        64,330
Net loss for the year                -          -          -           -          -          -     (2,238,933) (2,238,933)
                               --------- ---------- ---------- -----------  ---------- --------- ------------ -----------
Balance,
 November 30, 1996                20,500     20,500    138,786   6,457,221        -          -     (5,612,943)    864,778

Shares issued in exchange for:
 Services, March, 1997               -          -          228       6,879        -          -            -         6,879
 Services, April, 1997               -          -          800      13,120        -          -            -        13,120
 Services, July, 1997                -          -        1,500      16,200        -          -            -        16,200
 Cash, July, 1997                    -          -       15,000     300,000        -          -            -       300,000
 Services, August, 1997              -          -        5,958      56,000        -          -            -        56,000
Adjustment for partial shares due
 to reverse stock split (1:20)       -          -          113         -          -          -            -           -
 Services, October, 1997             -          -    1,469,666     587,865        -          -            -       587,865
 Debt repayment, October, 1997       -          -    1,540,267     620,507        -          -            -       620,507
 Cash, October, 1997                 -          -    1,500,000     281,250        -          -            -       281,250
 Services, November, 1997            -          -        4,950      10,538        -          -            -        10,538
Net loss for the year                -          -          -           -          -          -     (2,739,268) (2,739,268)
                               --------- ---------- ---------- ----------- ---------- ----------  ----------- -----------
Balance,
 November 30, 1997                20,500     20,500  4,677,268   8,349,580        -          -     (8,352,211)     17,869


The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through September 30, 2003


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value    Capital    Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares issued in exchange for:
 Services, December, 1997
  through November, 1998             -   $      -    2,551,610 $ 2,338,264 $      -   $      -            -   $ 2,338,264
 Debt repayment, April, 1998
  through September, 1998            -          -      250,000     129,960        -          -            -       129,960
 Cash, January, 1998 through
  July, 1998                         -          -    4,833,334   1,139,218        -          -            -     1,139,218
 Acquisition of assets,
  July, 1998                         -          -      300,000     421,478        -          -            -       421,478
 Acquisition of remaining 20%
  minority interest in
  subsidiary, July, 1998             -          -       50,000      59,247        -          -            -        59,247
 Services, November, 1998         60,000     60,000        -           -          -          -            -        60,000
Net loss for the year                -          -          -           -          -          -     (4,928,682) (4,928,682)
                               --------- ---------- ---------- ----------- ---------- ------------ ---------- -----------
Balance,
 November 30, 1998                80,500     80,500 12,662,212  12,437,747        -          -    (13,280,893)   (762,646)

Shares issued in exchange for:
 Shares returned and canceled,
  December, 1998                     -          -   (1,350,000)   (814,536)       -          -            -      (814,536)
 Services, December, 1998
  through September, 1999            -          -      560,029     349,454    150,000        -            -       499,454
 Cash, December, 1998
  through September, 1999            -          -    1,155,800     129,537        -          -            -       129,537
 Debt repayment, Sept., 1999      39,520     39,520    960,321     197,500    100,000        -            -       337,020
Net loss for the period              -          -          -           -          -          -     (1,323,831) (1,323,831)
                               --------- ---------- ---------- -----------   -------- ------------ ---------- -----------
Balance,
 September 30, 1999              120,020    120,020 13,988,362  12,299,702    250,000        -    (14,604,724) (1,935,002)



The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through September 30, 2003


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares re-acquired and
  canceled, October, 1999            -   $      -      (17,500)$   (12,000)$      -   $      -   $        -   $   (12,000)
Shares issued in exchange for:
 Services, October, 1999 through
  September, 2000, valued from
  $0.25 to $0.80 per share           -          -    2,405,469     990,949        -          -            -       990,949
 Retainers, debt and accrued
  liabilities, October, 1999
  through September, 2000, valued
  from $0.25 to $1.57 per share      -          -    2,799,579   1,171,638        -          -            -     1,171,638
 Cash, October, 1999 through
  September, 2000, with subscription
  prices ranging from $0.25 to
  $0.66 per share                    -          -    2,295,482     839,425        -      (15,450)         -       823,975
Issuance of 563,500 consultant
  stock options, March, 2000,
  at an exercise price of $2.00
  per share                          -          -          -           -      214,130        -            -       214,130
Reduction of exercise prices
  on 2,600,000 officer and employee
  common stock options, March, 2000,
  to $0.38 and approximately $0.39
  per share                          -          -          -           -    1,113,610        -                  1,113,610
Exercise of 2,056,346 common and
  20,000 preferred officer stock
  options, May, 2000, with
  common stock strike prices
  ranging from $0.15 to approx.
  $0.39 per share, in exchange
  for officer debt                20,000     20,000  2,056,346     897,707   (407,735)       -            -       509,972
Issuance of 500,000 consultant
  stock options, September, 2000,
  with floating exercise prices
  set at 15% below current market    -          -          -           -       65,000        -            -        65,000
Net loss for the year                -          -          -           -          -          -     (3,812,140) (3,812,140)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Balance,
 September 30, 2000              140,020    140,020 23,527,738  16,187,421  1,235,005    (15,450) (18,416,864) (  869,868)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through September 30, 2003


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Shares issued in exchange for:
 Services, October, 2000 through
  September, 2001, valued from
  $0.11 to $0.40 per share           -   $      -    3,471,007 $   572,790 $      -   $      -   $        -   $   572,790
 Retainers, debt and accrued
  liabilities, October, 2000
  through September, 2001, valued
  from $0.11 to $0.43 per share      -          -    3,688,989     487,121        -          -            -       487,121
 Cash, October, 2000 through
  March, 2001, with subscription
  prices ranging from $0.075 to
  $0.083 per share                   -          -    1,045,500      78,787        -          -            -        78,787
Collection of stock subscription
  receivable, October, 2000,
  on 61,800 shares                   -          -          -           -          -       15,450          -        15,450
Exercise of 400,000 common
  stock options, January, 2001,
  at a strike price of $0.085 per
  share, in exchange for debt        -          -      400,000      86,000    (52,000)       -            -        34,000
Issuance of 1,000,000 common
  stock warrants, April, 2001,
  at an exercise price of $0.192
  per share, in conjunction with
  $300,000 principal value of
  8% convertible debt                -          -          -           -       77,228        -            -        77,228
Issuance of 2,000,000 consultant
  stock options, September, 2001,
  at a strike price of $0.13 per
  share                              -          -          -           -      115,000        -            -       115,000
Beneficial conversion option,
  April, 2001 through September,
  2001, pertaining to $300,000
  principal value and accrued
  interest on 8% convertible debt    -          -          -           -      155,027        -            -       155,027
Net loss for the year                -          -          -           -          -          -     (2,154,567) (2,154,567)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Balance,
 September 30, 2001              140,020    140,020 32,133,234  17,412,119  1,530,260        -    (20,571,431) (1,489,032)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through September 30, 2003


                                                                                                   Deficit
                                                                                                 Accumulated       Total
                                  Preferred Stock      Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A           No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value    Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------

Shares issued in exchange for:
 Services, October, 2001 through
  September, 2002, valued from
  $0.02 to $0.25 per share           -   $      -    2,180,000 $   179,916 $      -   $      -   $        -   $   179,916
 Debt and accrued liabilities,
  October, 2001 through September,
  2002, with common shares
  valued from $0.01 to $0.15 per
  share and preferred A shares
  valued at $1.00 per share       60,000    60,000  10,948,077     428,563        -          -            -       488,563
 Cash, October, 2001 through
  September, 2001, with prices
  ranging from $0.01 to $0.083
  per share                          -          -    5,833,334     200,000        -          -            -       200,000
Exercise of 550,000 common stock
  options by a consultant at a
  strike price of $0.13 per share,
  in exchange for debt               -          -      550,000     103,125    (31,625)       -            -        71,500
Issuance of 3,750,000 warrants,
  April, 2002 through June, 2002,
  at an exercise price of $0.045
  per share, in conjunction with
  $750,000 principal value of 12%
  convertible debt                   -          -          -           -      100,087        -            -       100,087
Beneficial conversion option,
  April 2002, through June, 2002,
  pertaining to $750,000 principal
  value of 12% convertible debt      -          -          -           -      649,913        -            -       649,913
Conversion of $93,130 principal
  value of 12% convertible debt
  along with $6,916 accrued
  interest, net of $69,233
  convertible debt discount          -          -   12,667,178     111,515    (80,702)       -            -        30,813
Net loss for the year                -          -          -           -          -          -     (2,346,732) (2,346,732)
                               --------- ---------- ---------- ----------- ---------- ---------- ------------ -----------
Balance,
 September 30, 2002              200,020    200,020 64,311,823  18,435,238  2,167,933 $      -    (22,918,163) (2,114,972)

The accompanying notes are an integral part of these consolidated financial statements.


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through September 30, 2003


                                                                                                    Deficit
                                                                                                  Accumulated       Total
                                  Preferred Stock       Common Stock        Additional   Stock     During the  Shareholders'
                                     Class A            No Par Value         Paid-in   Subscript. Development      Equity
                                  Shares    Value     Shares       Value     Capital   Receivable    Stage        (Deficit)
                               --------- ----------  ---------- ----------- ---------- ---------- ------------ -----------

Shares issued in exchange for:
 Services, October, 2002 through
  July, 2003, valued from
  $0.0012 to $0.0100 share           -   $      -    31,500,000 $   134,000 $      -   $      -   $        -   $   134,000
 Debt and accrued liabilities,
  October, 2002 through September,
  2003, valued from $0.0010 to
  $0.0512 per share, including
  transfer of $155,027
  beneficial conversion option                      162,134,748     704,774   (155,027)       -            -       549,747
 Cash, November, 2002 through
  September, 2003, with prices
  ranging from $0.0010 to $0.100
  per share                          -          -   128,500,000     180,000        -          -            -       180,000
Issuance of 2,500,000 warrants,
  November, 2002 through May, 2003,
  at an exercise price of $0.005
  per share, in conjunction with
  $500,000 principal value of 12%
  convertible debt                   -          -           -           -        9,816        -            -         9,816
Beneficial conversion option,
  November, 2002, through May, 2003,
  pertaining to $500,000 principal
  value of 12% convertible debt      -          -           -           -      490,184        -            -       490,184
Conversion of $193,665 principal
  value of 12% convertible debt
  along with $34,355 accrued
  interest, net of $52,340
  convertible debt discount          -          -   103,778,301     353,525   (177,845)       -            -       175,680
Net loss for the year                -          -           -           -          -          -     (2,386,875) (2,386,875)
                               --------- ---------- ----------- ----------- ---------- ---------- ------------ -----------
Balance,
 September 30, 2003              200,020 $  200,020 490,224,872 $19,807,537 $2,335,061 $      -   $(25,305,038)$(2,962,420)
                               ========= ========== =========== =========== ========== ========== ============ ===========



The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2003 and 2002, and the Cumulative Period
From December 1, 1990 (Inception) Through September 30, 2003

                                Year         Year         Dec. 1, 1990
                                Ended       Ended         (Inception)
                           September 30, September 30,       Through
                                2003         2002        Sept. 30, 2003
                            -----------  ------------    -------------
Cash flows from operating
 activities:
  Net loss                  $(2,386,875) $ (2,346,732)    $(24,227,296)

Adjustments to reconcile
 net loss to net cash used
 in operating activities:
  Stock issued for services     134,000       179,916        7,520,773
  Stock issued for interest         -             -            535,591
  Provision for bad debt
   write-offs                       -             -          1,422,401
  Minority interest                 -             -            (62,500)
  Settled damages                   -             -            (25,000)
  Write-off of intangible
    assets                          -             -          1,299,861
  Depreciation and
    amortization of property     24,180        27,309        1,694,154
  Amortization of debt issuance
    costs and note discount     797,996       377,512        1,440,538
  Changes in:
   Accounts receivable              -             -             (4,201)
   Accrued interest
    receivable                      -             -            (95,700)
   Prepaid exp. and deposits        -          48,800          182,346
   Accounts payable             297,153       308,251          917,401
   Accrued compensation         185,770       394,459        2,219,792
   Due to officers               70,179       (62,293)         743,971
   Accrued interest and
    other current liabilities    92,314        61,078          549,157
                            -----------  ------------    -------------
Total adjustments        1,601,592     1,335,032       18,338,584
                       -----------  ------------    -------------
Net cash used in
 operating activities     (785,283)   (1,011,700)      (5,888,712)
                       -----------  ------------    -------------
The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2003 and 2002, and the Cumulative Period
From December 1, 1990 (Inception) Through September 30, 2003

                                Year         Year         Dec. 1, 1990
                               Ended        Ended          (Inception)
                           September 30, September 30,        Through
                                2003         2002        Sept. 30, 2003
                            -----------  ------------    -------------
Cash flows from investing
 activities:
  Issuance of
   notes receivable         $       -    $        -     $  (1,322,500)
  Costs of license rights
   and technology                   -             -           (94,057)
  Purchase of equipment         (5,317)       (6,687)        (203,847)
                            -----------   -----------    -------------
Net cash used in
 investing activities           (5,317)       (6,687)      (1,620,404)
                            -----------   -----------    -------------
Cash flows from financing
 activities:
  Common stock issuance         180,000       200,000        3,412,172
  Stock warrant issuance          9,816       100,087          187,131
  Preferred stock issuance          -             -             16,345
  Proceeds from debt, other     679,163     1,244,790        4,163,043
  Debt issuance costs from
   debt, other                  (83,069)     (187,500)        (303,344)
  Proceeds from debt, related       -             -            206,544
  Proceeds from stock purchase      -             -            281,250
  Payments on debt, other       (48,129)     (290,000)        (434,536)
  Payments on debt, related         -             -            (53,172)
  Decrease in stock
   subscription receivable          -             -             35,450
  Contributed capital               -             -                515
                            -----------   -----------    -------------
Net cash provided by
  financing activities          737,781     1,067,377        7,511,398
                            -----------   -----------    -------------
Net increase (decrease) in
  cash and cash equivalents     (52,819)       48,990            2,282

Cash and cash equivalents
  at beginning of period         55,101         6,111              -
                           ------------   -----------    -------------
Cash and cash equivalents
  at end of period         $      2,282   $    55,101    $       2,282
                           ============   ===========    =============

The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2003 and 2002, and the Cumulative Period
From December 1, 1990 (Inception) Through September 30, 2003

                                Year         Year         Dec. 1, 1990
                               Ended        Ended          (Inception)
                           September 30, September 30,        Through
                                2003         2002        Sept. 30, 2003
                            -----------   -----------    -------------
Supplemental disclosures of
  cash flow information:

  Cash paid for interest    $    50,979   $   127,868    $     388,648
                            ===========   ===========    =============

  Cash paid for income taxes$     3,200   $       800    $       8,050
                             ===========   ===========    =============

Non-cash investing and financing activities:

  Common stock issued
   in exchange for:
    Note receivable         $       -     $       -      $     281,250
    Prepaid expenses        $       -     $       -      $     182,346
    Property and equipment  $       -     $       -      $     130,931
    Licenses and technology $       -     $       -      $   2,191,478
    Acquisition of remaining
     minority interest in
     subsidiary             $       -     $       -      $      59,247
    Repayment of debt and
     interest               $ 1,215,611   $   530,876    $   5,571,667
    Accrued services
     and interest           $       -     $       -      $   4,949,192
  Preferred stock issued
   in exchange for:
    Accrued services        $       -     $       -      $      60,000
    Repayment of debt       $       -     $    60,000    $     119,520
  Preferred stock options
   issued in exchange for:
    Repayment of debt       $       -     $       -      $     100,000


The accompanying notes are an integral part of these consolidated financial statements.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Note 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Conectisys Corporation (formerly Coastal Financial Corp.)(the "Company") was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur. The Company is a development-stage entity developing automatic meter reading technologies and products for remote reading of electronic energy meters located in residential structures.

On July 15, 1998, United Telemetry Company, Inc. was incorporated in the State of Nevada as a wholly-owned subsidiary of the Company.

On January 11, 2000, a new Nevada corporation, eEnergyServices.com, Inc., was formed as a wholly-owned subsidiary of the Company, which, as yet, has no net assets and has not commenced operations.

Basis of presentation

The accompanying consolidated financial statements include the accounts and transactions of Conectisys Corporation, its wholly-owned subsidiaries TechniLink, Inc., eEnergyServices.com, Inc., and United Telemetry Company, Inc., and its 80% owned subsidiary PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements. Certain prior period balances have been reclassified to conform to the current year's presentation.

The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995. The Company has completed two mergers and is in the process of developing its technology and product lines.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Use of estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

Since the fair value is estimated at September 30, 2003, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different. The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, due to officer, accrued interest, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments. Also, market rates of interest apply on all officer advances and short-term promissory notes. Long-term debt is recorded at face value because the principal amount is convertible into common stock.

Fiscal year

Effective December 1, 1998, the Company changed its fiscal year-end from November 30 to September 30.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Research and development costs

The Company has been engaged in researching, engineering, and developing its H-Net(TM) technologies since August 1995, and did not generate any revenue during the past fiscal year. The Company hopes to complete additional large-scale cost reduction runs for the production and subsequent sale of the H-Net TM system in 2004.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. All funds on deposit are with one financial institution.

Licensing agreements

The costs of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The company's current licenses have been amortized over a period of five years. During the year ended November 30, 1998, the Company acquired additional license rights in the amount of $421,478 from TechniLink. Although the license remains viable, the Company currently lacks the resources to develop and market it. Accordingly, during the ten month period ended September 30, 1999, the Company accelerated amortization on this asset by writing it down to its net realizable value of $40,000, incurring a charge of $283,133. The balance was fully amortized at September 30, 2000.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally three years for computer software, five years for vehicles and office equipment, and seven years for furniture and fixtures.

Technology

Deferred technology costs include capitalized product development and product improvement costs incurred after achieving technological feasibility and are amortized over a period of five years. At September 30, 2003, no deferred technology costs were recognized.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Accounting for stock-based compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an
entity acquires goods or services   from non-employees in exchange for equity
instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Also, in accordance with SFAS No. 123, the Company has provided footnote disclosures with respect to stock-based employee compensation. The cost of stock-based compensation is measured at the grant date on the value of the award, and this cost is then recognized as compensation expense over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123," effective for fiscal years ending after December 15, 2002, which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The adoption of SFAS No. 148 did not have a material impact on the Company's consolidated financial statements, as the adoption of this standard did not require the Company to change, and the Company did not change, to the fair value based method of accounting for stock-based compensation.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Stock issued for non-cash consideration

Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued, depending on the ability to estimate the value of the goods or services received.

Income taxes

The Company files a consolidated federal income tax return. The Company has adopted Statement of Financial Accounting Standards("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse. The Company has recognized a valuation allowance covering 100% of the net deferred tax assets (primarily tax benefits from net operating loss carryforwards), because it is more likely than not that the tax benefits attributable to the deferred tax assets will not be realized in the future.

Net loss per common share - basic and diluted

Net loss per common share - diluted is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

As of September 30, 2003, the Company had 490,224,872 shares of common stock outstanding. If all the Company's unexpired stock warrants and options (including contingent issuances) were exercised, and all the principal value and accrued interest on its outstanding convertible debentures were converted, the Company's incremental common shares (not included in the denominator of diluted earnings (loss) per share because of their anti-dilutive nature) would be as follows:

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Net loss per common share - basic and diluted (continued)

Class B preferred stock options                   10,000,000
Convertible note holder common stock warrants      6,250,000
Common stock warrants - other                      3,215,705
Common stock options - officers                    4,043,654
Common stock options - other                       4,650,000
                                                    -----------
Subtotal                                          28,159,359

Accrued officer compensation ($360,000),
assumed converted into common stock at
prices ranging from $0.0215 to $0.2250
per share                                          6,888,922

Convertible note holder principal value
($963,205) and accrued interest ($119,645),
assumed converted into common stock at
$0.002 per share                                 541,425,000
                                                    -----------
Total potential common stock equivalents         576,473,281


If all currently outstanding potential common stock equivalents were exercised, the Company would receive proceeds of approximately $11,060,000.

Recently issued accounting pronouncements

In April 2002, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective for financial statements issued after May 25, 2002, which effectively amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency involving sale-leaseback transactions and also gives clarity to other existing authoritative pronouncements. The adoption of SFAS No. 145 did not have a material effect on the company's consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," effective for exit or disposal activities after December 15, 2002, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issue Task Force

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Recently issued accounting pronouncements (continued)

(EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring." The adoption of the provisions of this SFAS did not have a material impact on the Company's consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," applicable for acquisitions on or after October 1, 2002, which generally removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, "Goodwill and Other Intangible Assets," and amends FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope certain long-term customer-relationship intangible assets of financial institutions. The adoption of SFAS No. 147 did not have a material impact on the Company's consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 clarified the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. The Company holds no interest in variable interest entities.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 clarifies the accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment met the characteristic of a derivative as described in SFAS No. 133. SFAS No. 149 also clarifies when a derivative contains a financing component. SFAS No. 149 is generally effective for derivative instruments entered

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Recently issued accounting pronouncements (continued)

into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company holds no derivative instruments and does not engage in hedging activities.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires certain financial instruments that have both equity and liability characteristics to be classified as a liability on the balance sheet. SFAS No. 150 is effective for the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.


NOTE 2. GOING CONCERN UNCERTAINTY

As of September 30, 2003, the Company had a deficiency in working capital of approximately $2,900,000, and had incurred continual net losses since its return to the development stage in fiscal 1996 of almost $22,000,000, which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for correcting these deficiencies include the future sales and licensing of the Company's products and technologies, the raising of capital through the issuance of common stock and from continued officer advances, which will help provide the Company with the liquidity necessary to meet operating expenses. Subsequent to the end of fiscal year 2003, the Company has received $200,000 in funding from an accredited investor group, through the issuance of 12% convertible debt, along with 1,000,000 detachable stock warrants (see Note 16(b)). This same investor group had previously advanced the Company an aggregate amount of $1,250,000 through six similar funding tranches occurring in April 2002, May 2002, June 2002, November 2002, March 2003, and May 2003. Over the longer term, the Company plans to achieve profitability through its operations from the sale and licensing of its H-Net automatic meter-reading system. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

CONECTISYS CORPORATION AND SUBSIDIARIES (A
Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2003

NOTE 3. RELATED PARTY TRANSACTIONS

The officers of the Company have continually advanced funds to the Company. These advances have generally been in the form of revolving short-term promissory notes at an annual interest rate of 18% (see Note 8 below).

NOTE 4.   PREPAID EXPENSES AND DEPOSITS

386,584 shares of common stock (valued at $43,800) were issued to a consultant as a retainer at September 30, 2001, for cash payments that were subsequently made by the consultant to other vendors in October 2001. An attorney was paid a retainer in September 2001 for services not yet rendered, bringing the total prepaid expense balance at September 30, 2001 to $48,800. These costs were fully expensed during the year ended September 30, 2002.

NOTE 5.    PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2003 consisted of the following:


Office equipment                             $   285,058
Furniture and fixtures                            16,609
Vehicles                                          35,362
                                             -----------
Total cost                                       337,029
Accumulated depreciation                        (304,553)
                                             -----------
Net book value                               $    32,476
                                             ===========

NOTE 6.    LICENSE RIGHTS AND TECHNOLOGY

License rights and technology at September 30, 2003 consisted of the following:

      License rights                            $   421,478
      Accumulated amorttion                        (421,478)
                                                 -----------
        Net book value                          $       -
                                                 ===========

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 7.   DEBT ISSUANCE COSTS

In April 2001, the Company received proceeds of $300,000 from an investor in return for a six-month 8% convertible note and 1,000,000 common stock warrants, exercisable at $0.192 per share over a four-year period. Debt issuance costs on this transaction amounted to $32,775, and consisted of $24,000 in finder's fees, $8,000 in legal fees, and $775 in other costs. These debt issuance costs were fully amortized at September 30, 2001.

In February 2002, the Company received $340,000 in short-term financing from an investment group through the issuance of a promissory note maturing on May 15, 2002 and accruing interest at an annual rate of 18%. Included in the loan was $40,000 in fees, consisting specifically of a $30,000 finder's fee and a $10,000 legal fee. These loan fees were fully amortized at September 30, 2002.

In March through June 2002, the Company received $750,000 from an accredited investor group in exchange for 12% convertible debt, along with 3,750,000 common stock warrants, exercisable over a four-year period at the lesser of $0.045 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. Debt issuance costs associated with these loans amounted to $147,500, of which $90,000 represented finder's fees and $57,500 represented legal costs. Amortization of these fees over the pro-rata portion of the one-year term of the loans amounted to $58,397 through September 30, 2002, leaving an unamortized balance of $89,103 at September 30, 2002. Total amortization of all debt issuance costs during the year ended September 30, 2002 amounted to $98,397.

In November 2002 through May 2003, the Company received another $500,000 from the above accredited investor group in exchange for 12% convertible debt, along with 2,500,000 common stock warrants, exercisable over a seven-year period at the lesser of $0.005 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. Debt issuance costs associated with these loans amounted to $83,069, consisting of $66,069 in finder's fees and $17,000 in legal costs. Amortization of these costs over the pro-rata portion of the one-year term of the loans

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 7.   DEBT ISSUANCE COSTS (continued)

amounted to $55,173 through September 30, 2003. Total amortization of all debt issuance costs during the year ended September 30, 2003 amounted to $144,276, including $89,103 attributable to the unamortized balance at September 30, 2002. The unamortized balance of the debt issuance costs at September 30, 2003 was $27,896.


NOTE 8.    DUE TO OFFICERS

At September 30, 2001, a revolving promissory note agreement for $56,880 was drawn up, due on demand, at an annual interest rate of 18%, for unpaid cumulative advances (plus interest) made by the Company's CEO. During the year ended September 30, 2002, cash advances of $31,500 were made. Additionally, the loan account was increased by $120,875, representing the value of 2,361,814 restricted shares of the Company's common stock held by the CEO, which were used as collateral and transferred to a note holder in June of 2002 to partially cover a $300,000 debt, and by $16,202, representing the value of 794,857 restricted shares of the Company's common stock held by the CEO, which were pledged to and sold by a convertible note holder on a Company obligation in default. Repayments of debt by the Company amounted to $144,806 and accrued interest amounted to $6,913 during the year ended September 30, 2002, resulting in a loan balance due the CEO at September 30, 2002 of $87,564. During the year ended September 30, 2003, additional cash advances totaling $37,869 were made, along with $37,423, representing another 1,835,885 restricted shares of the Company's common stock pledged and sold by the above note holder. Repayments of debt by the Company amounted to $136,009, including re-issuance of 2,361,814 restricted shares of the Company's common stock valued at $120,875 that had been transferred to a note holder during the previous fiscal year. Accrued interest during the year ended September 30, 2003 was $10,073, bringing the loan balance due the CEO at September 30, 2003
to $36,920.   The loan balance at September 30, 2003 is currently due on demand and continues to accrue interest at the rate of 18% per year.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 8.    DUE TO OFFICERS (continued)

At September 30, 2001, a promissory note agreement for $25,874 was drawn up, due on demand, at an annual interest rate of 18%, for cumulative advances (plus interest) made by the Company's Secretary/Treasurer. The Secretary/Treasurer had also borrowed on a personal credit card for the Company's behalf in the amount of $18,455, bringing the total obligation due the Secretary/Treasurer at September 30, 2001 to $44,329. During the year ended September 30, 2002, the personal credit card balance was virtually paid-off. Additional loan advances were $19,500, loan repayments were $39,500, and accrued interest was $2,269 during the year ended September 30, 2002, bringing the aggregate loan balance due the Secretary/Treasurer at September 30, 2002 to $8,143. During the year ended September 30, 2003, additional cash advances of $37,500 were made, and accrued interest was $6,522, resulting in a loan balance due the secretary Treasurer at September 30, 2003 of $52,165. The loan balance at September 30, 2003 is currently due on demand and continues to accrue interest at the rate of 18% per year.

During the period May through September 2002, the Company's Chief Technical Officer advanced the Company $32,946, corresponding to 684,407 restricted shares of the Company's common stock held by the officer, which were pledged to and sold by a convertible note holder on a Company obligation in default. Accrued interest at the annual rate of 18% was $1,831 through the end of the fiscal year, bringing the total loan amount to $34,777 at September 30, 2002. In November 2002, the Company re-issued the 684,407 restricted shares to the Chief Technical Officer (valued at $32,946) that had been pledged to and sold by the convertible note holder during the previous fiscal year. Accrued interest amounted to $1,205 during the year ended September 30, 2003, resulting in a loan balance of $3,036 as of that date. The loan balance at September 30, 2003 is currently due on demand and continues to accrue interest at the rate of 18% per year.

The aggregate amount due officers at September 30, 2003 and 2002 was $92,121 and $130,484, respectively, and interest expense on the officer loans amounted to $17,800 and $11,013 for the years ended September 30, 2003 and 2002, respectively.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 8.    DUE TO OFFICERS (continued)

As of September 30, 2003, the Company owed its officers $1,113,620 in accrued compensation. Of this amount, $360,000 was attributable to aggregate staying bonuses payable to the President and Secretary/Treasurer of the Company. The staying bonuses are to be compensated for with Conectisys Corp. restricted stock, valued at the average bid and ask price for the stock for the 30 days prior to each respective year-end issuance date. The total common stock to be issued as staying bonuses amounted to 6,888,922 shares at September 30, 2003.

NOTE 9.    NOTES PAYABLE

Notes payable at September 30, 2003 consisted of the following:

Registered Convertible Debentures - secured by substantially all the assets of the Company

        Convertible Debenture #1

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      March 29, 2003 at an annual interest
      rate of 12%                                  $29,480

     Accrued interest of $5,340 and principal
      on Convertible Debenture convertible
      into approximately 17,410,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                5,340  $    34,820
                                                   -------
     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on March 29, 2003 at an annual interest
      rate of 12%                                   29,480

     Accrued interest of $5,340 and principal
      on Convertible Debenture convertible
      into approximately 17,410,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                5,340       34,820
                                                    -------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 9.    NOTES PAYABLE (continued)

     Note payable to AJW/New Millennium
      Offshore, Ltd. (Convertible Debenture)
      due on March 29, 2003 at an annual
      interest rate of 12%                         $33,900

     Accrued interest of $6,141 and principal
      on Convertible Debenture convertible
      into approximately 20,020,500
      shares of common stock at the price
      of $0.002 at September 30, 2003                6,141  $    40,041
                                                   -------
     Note payable to Pegasus Capital Partners,
      LLC (Convertible Debenture) due on
      March 29, 2003 at an annual interest
      rate of 12%                                   20,730

     Accrued interest of $3,756 and principal
      on Convertible Debenture convertible
      into approximately 12,243,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                3,756       24,486
                                                   -------
     Convertible Debenture #2

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      May 10, 2003 at an annual interest
      rate of 12%                                    40,000

     Accrued interest of $6,694 and principal
      on Convertible Debenture convertible
      into approximately 23,347,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                6,694       46,694
                                                   --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 9.    NOTES PAYABLE (continued)

     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on  May 10, 2003 at an annual
      interest rate of 12%                         $40,000

     Accrued interest of $6,694 and principal
      on Convertible Debenture convertible
      into approximately 23,347,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                6,694  $    46,694
                                                   -------
     Note payable to AJW/New Millennium
      Offshore, Ltd. (Convertible Debenture)
      due on May 10, 2003 at an annual
      interest rate of 12%                          45,000

     Accrued interest of $7,530 and principal
      on Convertible Debenture convertible
      into approximately 26,265,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                 7,530      52,530
                                                    -------

     Note payable to Pegasus Capital Partners,
      LLC (Convertible Debenture) due on
      May 10, 2003 at an annual
      interest rate of 12%                           25,000

     Accrued interest of $4,183 and principal
      on Convertible Debenture convertible
      into approximately 14,591,500
      shares of common stock at the price
      of $0.002 at September 30, 2003                 4,183      29,183
                                                    -------

     Convertible Debenture #3

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      June 17, 2003 at an annual interest
      rate of 12%                                     80,000

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 9.    NOTES PAYABLE (continued)

     Accrued interest of $12,388 and principal
      on Convertible Debenture convertible
      into approximately 46,194,000
      shares of common stock at the price
      of $0.002 at September 30, 2003               $12,388 $    92,388
                                                    -------

     Note payable to New Millennium Capital
      Partners II, LLC (Convertible Debenture)
      due on  June 17, 2003 at an annual
      interest rate of 12%                           80,000

     Accrued interest of $12,388 and principal
      on Convertible Debenture convertible
      into approximately 46,194,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                12,388      92,388
                                                    -------

     Note payable to AJW/New Millennium
      Offshore, Ltd. (Convertible Debenture)
      due on June 17, 2003 at an annual
      interest rate of 12%                           90,000

     Accrued interest of $13,936 and principal
      on Convertible Debenture convertible
      into approximately 51,968,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                13,936     103,936
                                                   --------

     Note payable to Pegasus Capital Partners,
      LLC (Convertible Debenture) due on
      June 17, 2003 at an annual
      interest rate of 12%                           50,000

     Accrued interest of $7,743 and principal
      on Convertible Debenture convertible
      into approximately 28,871,500
      shares of common stock at the price
      of $0.002 at September 30, 2003                 7,743      57,743
                                                   --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #4

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      November 27, 2003 at an annual interest
      rate of 12%                                   $33,204

     Accrued interest of $3,351 and principal
      on Convertible Debenture convertible
      into approximately 18,277,500
      shares of common stock at the price
      of $0.002 at September 30, 2003                 3,351 $    36,555
                                                    -------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      November 27, 2003 at an annual interest
      rate of 12%                                    33,204

     Accrued interest of $3,351 and principal
      on Convertible Debenture convertible
      into approximately 18,277,500
      shares of common stock at the price
      of $0.002 at September 30, 2003                 3,351      36,555
                                                    -------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      November 27, 2003 at an annual interest
      rate of 12%                                    33,207

     Accrued interest of $3,352 and principal
      on Convertible Debenture convertible
      into approximately 18,279,500
      shares of common stock at the price
      of $0.002 at September 30, 2003                 3,352      36,559
                                                    -------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #5

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      March 3, 2004 at an annual interest
      rate of 12%                                   $50,000

     Accrued interest of $3,485 and principal
      on Convertible Debenture convertible
      into approximately 26,742,500
      shares of common stock at the price
      of $0.002 at September 30, 2003                 3,485  $   53,485
                                                    -------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      March 3, 2004 at an annual interest
      rate of 12%                                    50,000

     Accrued interest of $3,485 and principal
      on Convertible Debenture convertible
      into approximately 26,742,500
      shares of common stock at the price
      of $0.002 at September 30, 2003                 3,485      53,485
                                                    -------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      March 3, 2004 at an annual interest
      rate of 12%                                    50,000

     Accrued interest of $3,485 and principal
      on Convertible Debenture convertible
      into approximately 26,742,500
      shares of common stock at the price
 of $0.002 at September 30, 2003                      3,485      53,485
                                                    -------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 9.    NOTES PAYABLE (continued)

     Convertible Debenture #6

     Note payable to AJW Partners, LLC
      (Convertible Debenture) due on
      May 12, 2004 at an annual interest
      rate of 12%                                   $50,000

     Accrued interest of $2,334 and principal
      on Convertible Debenture convertible
      into approximately 26,167,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                 2,334 $    52,334
                                                    -------

     Note payable to AJW Offshore, Ltd.
      (Convertible Debenture) due on
      May 12, 2004 at an annual interest
      rate of 12%                                    50,000

     Accrued interest of $2,334 and principal
      on Convertible Debenture convertible
      into approximately 26,167,000
      shares of common stock at the price
      of $0.002 at September 30, 2003                 2,334      52,334
                                                    -------

     Note payable to AJW Qualified Partners,
      LLC (Convertible Debenture) due on
      May 12, 2004 at an annual interest
      rate of 12%                                    50.000

     Accrued interest of $2,335 and principal
      on Convertible Debenture convertible
      into approximately 26,167,500
      shares of common stock at the price
 of $0.002 at September 30, 2003                2,335      52,335
                                              ------- -----------
Subtotal of all Registered Convertible Debentures       1,082,850

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 9.    NOTES PAYABLE (continued)

    Less reclassified accrued interest              $   (119,645)
                                                    ------------
    Subtotal principal value                             963,205
    Less unamortized note discount                      (195,592)
                                                     -----------
Net carrying value of
  Registered Convertible Debentures                 $    767,613

      Note payable to Devon Investment Advisors,
      unsecured, due on demand, interest payable
      at an annual rate of 10%.                                241,824

     Note payable to Black Dog Ranch LLC,
      unsecured, due on demand, including interest
      at an annual rate of 18%.                                173,924

        Convertible note payable to Laurus Master Fund, Ltd., unsecured, with interest payable at an annual rate of 8%, conversion premium of 25% based on current
      market price of the Company's common stock (as defined), initially due October 12, 2001 and extended to
      December 1, 2001.  Currently in default.                   6,851
                                                           -----------
     Total notes payable                                   $ 1,190,212
        Current porti                                       (1,090,597)
                                                           -----------
        Long-term porn                                     $    99,615
                                                           ===========

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 9.    NOTES PAYABLE (continued)

On April 12, 2001, the Company received $300,000 in proceeds from Laurus Master Fund, Ltd. ("Laurus") and issued a $300,000 principal value 8% convertible note due on October 12, 2001, along with 1,000,000 common stock warrants, exercisable at $0.192 per share over a four-year period. $77,228 of the proceeds was allocated to the cost of the warrants, with the remaining $222,772 allocated to the cost of the debt instrument, based on the relative fair market values of the note and the warrants at the date of issuance.

A convertible note discount of $77,228 was also recognized, which was effectively fully amortized at September 30, 2002 as interest expense.

The note is convertible (at the option of the holder) into common stock at the lesser of 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the closing date (April 12, 2001) or 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the conversion date (assumed to be September 30, 2002). At April 12, 2001, the note was convertible into approximately 2,181,500 common shares at an exercise price of approximately $0.1021 per share, and at September 30, 2002, the note was convertible into approximately 20,189,875 common shares at an exercise price of approximately $0.0064 per share. In either instance, the fair value of the debt instrument (due to the 80% pricing advantage) was $375,000 (a 25% premium on the principal value), resulting in a further convertible debt discount of $152,228, representing the difference between the note's fair value of $375,000 and the allocated proceeds at issuance of $222,772. This discount was also fully amortized at September 30, 2001.

A corresponding $152,228 credit was made to additional paid-in capital for the conversion benefit option, i.e., the intrinsic value of the matured debt instrument. Interest accrued at 8% on the $300,000 note principal through September 30, 2002 was $17,168; for presentation purposes, this interest was added to the principal value of the note at the year-end balance sheet date. The holder can also convert the accrued interest into common stock at a 25% premium ($4,292), bringing the total conversion benefit

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 9.    NOTES PAYABLE (continued)

option to $155,027. Total amortization of interest on the discounted convertible note during the year ended September 30, 2001 (including $32,775 in debt issuance costs associated with the transaction) amounted to $265,030.

The maturity date on the $300,000 principal value 8% convertible note, initially October 12, 2001, was extended to December 1, 2001. Because of the inherent conversion benefit feature, the aggregate note with accrued interest, totaling $311,194 at September 30, 2001, was classified as a long-term liability.

The Company was unable to pay-off the note at maturity. However, after receiving bridge financing from another investment group in February 2002, the Company subsequently repaid $150,000 of the obligation, as the note holder elected to not convert the debt to shares. Consequently, the note holder sold 1,479,264 of the 4,773,208 shares of the Company's common stock that had been pledged by officers of the Company as collateral, resulting in net proceeds of $49,148. Adding accrued interest of $17,168 at an annual rate of 8%, brought the loan balance at September 30, 2002 to $129,214. During the year ended September 30, 2003, the note holder sold the remaining 3,293,944 pledged shares for net proceeds of $67,144. The note holder elected to convert essentially all the remaining debt for common stock of the Company, receiving 26,000,000 newly issued Company shares valued at $58,400, and bringing the tentative liability down to $3,670. Accrued interest amounted to $3,183, resulting in a total liability to the note holder at September 30, 2003 of $6,851. In connection with the pay-down of the debt, the $155,027 beneficial conversion option noted above was reduced to zero through transference to common stock.

In February 2002, the Company borrowed $340,000 from the Mercator Momentum Fund ("Mercator"). This loan from Mercator was a short-term loan due May 15, 2002 and accrues interest at an annual rate of 18%. The loan was secured by shares of the Company's common stock. In April and May of 2002, the Company paid Mercator an aggregate of $100,000. On June 14, 2002 Mercator transferred collateral in the form of 5,861,814 shares of common stock to their name because the Company was in default on the balance of the loan.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

Thereafter, on June 21, 2002, Mercator filed an action against Conectisys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests, fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of the Company and is also the Company's Chief Executive Officer. Ms. Spigno is the Company's Secretary and Chief Financial Officer. On July 3, 2002, Mercator filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283), adding a claim for common count for money lent.

Mercator seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The Company believes that Mercator's claims are without merit because, among other factors, they have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator as a result of the enforcement by Mercator of its security interest in shares of common stock. The Company intends to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator. The Court is tentatively scheduled to hear the matter on March 1, 2004.


NOTE 10. SECURED CONVERTIBLE DEBENTURES

In order to provide working capital and financing for the Company's continued research and development efforts as of March 29, 2002, the Company entered into a securities purchase agreement and related agreements with four accredited investors (the "Purchasers") for the purchase of up to $750,000 of the Company's 12% Convertible Debentures due one year from their date of issuance. The Company granted the holders of the debentures a continuing security interest in all of the Company's assets to secure the Company's obligations under the debentures and related agreements. The debentures bear interest at a rate of 12% per annum, payable quarterly in common stock or cash at the option of the Purchasers.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

On March 29, 2002 the Company issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

On May 10, 2002 the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the Company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

On June 17, 2002 the Company issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

The Company entered into another securities purchase agreement plus related agreements with three accredited investors on November 27, 2002 (essentially the same re-organized investor group delineated above) for the purchase of up to $500,000 of the Company's 12% Convertible Debentures due one year from their date of issuance. The Company granted the holders of the debentures a continuing security interest in all of the Company's assets to secure the Company's obligations under the debentures and related agreements. The debentures bear interest at a rate of 12% per annum, payable quarterly in common stock or cash at the option of the Purchasers.

On November 27, 2002 the Company issued an aggregate of $200,000 of 12% convertible debentures in a private offering to three accredited investors who, if certain conversion limitations are disregarded, would be deemed beneficial owners of 5% or more of the Company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock at a per share exercise price equal to the lesser of $.005 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

On March 3, 2003 the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to these same three accredited investors. The debentures initially were convertible into shares of common stock at the lesser of $.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to the lesser of $.005 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

On May 12, 2003 the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to the three accredited investors. The debentures initially were convertible into shares of common stock at the lesser of $.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to the lesser of $.005 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

The Company's convertible debentures and related warrants contain anti-dilution provisions whereby, if the Company issues common stock or securities convertible into or exercisable for common stock at a price less than the conversion or exercise prices of the debentures or warrants, the conversion and exercise prices of the debentures or shall be adjusted as stipulated in the agreements governing such debentures and warrants.

As part of the recording of the convertible debt transactions, a beneficial conversion option was recognized, along with a corresponding convertible debt discount. The fair value of the twenty-one debt instruments issued totaling $1,250,000 in principal value was $2,500,000 in aggregate, representing a 100% premium on the principal value (due to the 100% pricing advantage) and making the beneficial conversion option $1,140,097 at the inception of the loans ($1,250,000 proceeds less $109,903 allocated to the issuance of the 6,250,000 related warrants).

During the fiscal year ended September 30, 2002, the Company issued 12,667,178 shares of common stock in connection with interest payments and upon conversion of an aggregate $93,130 of principal and $6,916 of related interest on the Company's convertible debentures. A corresponding pro-rata reduction of $80,702 to the beneficial conversion option was made. During the fiscal year ended September 30, 2003, the Company issued another 103,778,301 shares of common stock in connection with the conversion of another $193,665 of principal and $34,355 of accrued interest on the Company's convertible debentures,

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 10. SECURED CONVERTIBLE DEBENTURES (continued)

resulting in a convertible debt principal balance at September 30, 2003 of $963,205 (net of an aggregate of $286,795 in debt conversions through that date). A corresponding pro-rata reduction of $177,845 was made to the beneficial conversion option during the fiscal year ended September 30, 2003 (an aggregate of $258,547 since the inception of the loans), bringing the beneficial conversion option balance at September 30, 2003 to $881,550.

The aggregate note discount of $1,250,000 is being amortized over the one-year lives of the respective debt instruments. Of this amount, $279,115 was amortized during the fiscal year ended September 30, 2002 and another $653,720 during the year ended September 30, 2003, while $69,233 in convertible bond discount was transferred to equity upon conversion of $93,130 in debt principal during the fiscal year ended September 30, 2002 plus another $52,340 upon conversion of $193,665 of debt principal during the fiscal year ended September 30, 2003, resulting in an unamortized convertible debt discount balance of $195,592 at September 30, 2003.

As of September 30, 2003, the Company was indebted for an aggregate of $1,082,850, including $963,205 of principal and $119,645 of accrued interest on these convertible debentures. To the extent debentures issued by the Company are converted into shares of common stock, the Company will not be obligated to repay the converted amounts. Of the remaining principal amount at September 30, 2003, $99,615 has been classified as long-term, based upon additional principal conversions made subsequent to the end of the fiscal year.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT)

The Company's authorized capital stock consists of 1,000,000,000 shares of common stock, no par value per share, and 50,000,000 shares of preferred stock, $1.00 par value per share. Of the 50,000,000 authorized shares of preferred stock, 1,000,000 shares have been designated as Class A Preferred Stock and 1,000,000 shares have been designated as Class B Preferred Stock, and the remaining 48,000,000 shares are undesignated. As of September 30, 2003, there were 490,224,872 shares of the Company's common stock outstanding held by approximately 750 holders of record and 200,020 shares of the Company's Class A Preferred Stock outstanding held by one holder of record and no shares of Class B Preferred Stock outstanding.

Each share of Class A Preferred Stock is entitled to 100 votes per share on all matters presented to the Company's shareholders for action. The Class A Preferred Stock does not have any liquidation preference, additional voting rights, conversion rights, anti-dilution rights or any other preferential rights.

Each share of Class B Preferred Stock is convertible into 10 shares of the Company's common stock. The Class B Preferred Stock does not have any liquidation preference, voting rights, other conversion rights, anti-dilution rights or any other preferential rights.

During the months October 2001 through January 2002, the Company issued a total of 2,333,334 shares of its restricted common stock for cash of $145,000 in private placements. In conjunction with these stock issuances, the Company issued 700,000 common stock warrants at an exercise price of $1.00 per share, expiring November 2003 through January 2005.

During the period October 2001 through September 2002, the Company issued 5,300,000 shares of its common stock (of which 4,100,000 shares were restricted) to a consultant in exchange for accrued consulting services of $203,566. In September 2002, 1,000,000 common stock options were also issued to the consultant at an exercise price of $0.50 until September 2004. The common stock options were not recorded in the financial statements, as they had nominal value.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT) (continued)

In October 2001 through November 2001, the Company issued 60,000 shares of its Class A preferred stock to its CEO for a $60,000 reduction of debt. An additional 109,980 of Class A preferred stock options were issued to the CEO at an exercise price per share of $1.00 through November 2005.

In December 2001 and January 2002, the Company issued 500,000 shares of its restricted common stock to a consultant in exchange for media services rendered in the amount of $87,500.

In December 2001 and January 2002, a consultant exercised 550,000 common stock options at $0.13 per share in exchange for debt of $71,500. As part of the transaction, $31,625 in stock options exercisable was transferred to common stock.

In January 2002, the Company issued 192,100 common stock warrants to investors at an exercise price of $2.00 per share, expiring in September 2004.

During the months February 2002 through August 2002, the Company issued 1,680,000 shares of its common stock (including 50,000 restricted shares) in exchange for $85,500 in consulting services.

During the months March 2002 through June 2002, the Company issued 3,750,000 in three-year common stock warrants as part of a $750,000 12% convertible debt issuance, exercisable at the lower of $0.045 and 50% of the market price of the common stock (as defined) through the date of exercise. The warrants were recorded at $100,087 and the debt at $649,913, based upon the relative fair values of each, and a beneficial conversion option for an additional $649,913 was also recognized.

In May 2002 and June 2002, the Company issued a total of 500,000 shares of its restricted common stock for cash of $25,000 (net of $25,000 in fees) in private placements. In conjunction with these issuances, the Company issued 500,000 common stock options at an exercise price of $0.50 per share, expiring April 2004 through June 2004. The common stock options were not recorded in the financial statements, as they had nominal value.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT) (continued)

In May 2002, the Company issued 100,000 shares of its restricted common stock to an engineering consultant in exchange for $5,000 in accrued services.

In June 2002 through September 2002, the Company issued 12,667,178 of its common shares to an investor group in exchange for $93,130 in convertible debt and $6,916 in interest (considered services). In conjunction with these transactions, $80,702 of the Company's beneficial conversion option was also transferred to common stock, and $69,233 in convertible note discounts was applied against common stock as a result of debt conversion.

In June 2002, the Company issued 48,077 shares of its common stock to its former Acting President for $7,788 in accrued compensation. In June 2002, the Company issued 3,500,000 shares of its common stock valued at $179,125 in partial settlement of a $300,000 note.

In June 2002, the Company issued 1,000,000 restricted common shares to an outside accountant in exchange for $30,000 in accrued services rendered.

In September 2002, the Company issued 4,000,000 shares of its restricted common stock to a consultant/investor for $30,000 in cash and reduction of debt of $10,000. 1,000,000 common stock options were also issued to the consultant at an exercise price of $0.50 until September 2004. The common stock options were not recorded in the financial statements, as they had nominal value.

During the months October 2002 through July 2003, the Company issued 15,000,000 shares of its restricted common stock to a consultant in exchange for promotional services valued at $65,000.

During the months October 2002 through September 2003, the Company issued 119,630,468 shares of its restricted common stock to a consultant for debt reduction of $162,500 and accrued fees of $91,305.

During the months October 2002 through September 2003, the Company issued 103,778,301 of its common shares to an investor group in exchange for $193,665 principal value of convertible debt and $34,355 in accrued interest. In conjunction with these transactions, $177,845 of the Company's beneficial conversion

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT) (continued)

option was also transferred to common stock, and $52,340 in convertible note discounts was applied against common stock as a result of debt conversion.

During the months November 2002 through May 2003, the Company issued 14,500,000 shares of its restricted common stock to consultants in exchange for media services rendered of $49,000.

During the months November 2002 through September 2003, the Company issued 128,500,000 shares of its restricted common stock for cash of $180,000 in private placements.

During the months November 2002 through May 2003, the Company issued 2,500,000 in seven-year common stock warrants as part of a %500,000 12% convertible debt issuance, exercisable at the lower of $0.01 and 50% of the market price of the common stock (as defined) through the date of exercise. The warrants were recorded at $9,816 and the debt at $490,184, based upon the relative fair values of each, and a beneficial conversion option for an additional $490,184 was also recognized.

During the months November 2002 through January 2003, the Company issued 4,504,280 shares of its restricted common stock to its corporate officers in exchange for a net reduction of debt of $183,542.

During the months December 2002 through September 2003, the Company issued 26,000,000 shares of its common stock to a convertible note holder in exchange for $58,400 in debt reduction. In conjunction with these transactions, the Company transferred a beneficial conversion option valued at $155,027 to common stock.

In December 2002 and January 2003, the Company issued its advisory board members 1,250,000 shares of its restricted common stock in exchange for $12,500 in services.

In December 2002, the Company issued 750,000 shares of its restricted common stock to staff consultants as a $7,500 bonus.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 11.        SHAREHOLDERS' EQUITY (DEFICIT) (continued

In January 2003, the Company received back 1,000,000 restricted common shares held by a former director as collateral on a $75,000 loan and re-issued the shares as interest (valued at $9,000). The $75,000 loan (previously recorded as an addition to capital) was paid-off by and recorded as a new loan to the Company's CEO and Secretary/Treasurer.

In May 2003, the Company issued 12,000,000 shares of its restricted common stock to an outside accountant in exchange for $120,000 in accrued services rendered.


NOTE 12.  INCOME TAXES

Deferred income taxes consisted of the following at September 30, 2003:

      Deferred tax asset, benefit
      of net operating loss
      carryforward                                $ 7,800,000
        Valuation allowance                        (7,800,000)
                                                  -----------
        Net deferred taxes                       $       -
                                                  ===========

The valuation allowance offsets the net deferred tax asset, since it is more likely than not that it would not be recovered. During the year ended September 30, 2003, the deferred tax asset and valuation allowance were both increased by $900,000.

The Company has approximately $19,400,000 in both federal and California net operating loss carryforwards. The federal net operating loss carryforwards expire as follows: $2,700,000 in the year 2012, $5,300,000 in 2018, $1,200,000 in 2019, $3,500,000 in 2020, $2,400,000 in 2021, $2,300,000 in 2022, and
$2,000,000 in 2023. The California net operating loss carryforwards expire as follows: $2,700,000 in the year 2002, $5,300,000 in 2003, $1,200,000 in 2004,
$3,500,000 in 2005, $2,400,000 in 2006,  $2,300,000 in 2007, and $2,000,000 in
2008. The latest federal and California corporate income tax returns filed by the Company were for the tax year ended November 30, 2000.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 13.        COMMITMENTS AND CONTINGENCIES

Employment agreements

The Company has entered into three employment agreements with key individuals, the terms of the agreements are as follows:

1) The CEO (and President) of the Company entered into an agreement dated October 2, 1995 (which was subsequently amended September 1, 1997, September 1, 1999, and March 27, 2000) for a period of five years (to April 1, 2005), and he is entitled to receive a base salary of $160,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus will be compensated for with the Company's restricted common stock. He is also granted an option to purchase up to 2,000,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value for the prior 30 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.3864 per share, with an expiration date of December 2, 2003, which, in turn, has subsequently been extended to December 2, 2005.

2) The Secretary and Treasurer of the Company entered into an Agreement dated October 2, 1995 (which was subsequently amended September 1, 1997, September 1, 1999, and March 27, 2000), for a period of five years (extended through April 1, 2005), and she is entitled to receive a base salary of $80,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. She is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value for the prior 180 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.38 per share, with an expiration date of December 31, 2004.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 13.        COMMITMENTS AND CONTINGENCIES (continued)

Employment agreements (continued)

3) The Chief Technical Officer of the Company entered into an agreement dated August 1, 1998 for an initial term of three years (extended through August 1, 2003 and again through January 19, 2009), and he is entitled to receive a base salary of $150,000 per year, with a minimum of $90,000 to be paid annually in cash and the balance paid (at the option of the Company) in cash or restricted common stock under rule 144. The employee shall receive a hire-on bonus of $75,000 worth of the Company's restricted common stock under rule 144, at one-half market price. The employee shall further receive performance bonuses (paid in restricted common stock, as above) upon successful completion of specific milestones pertaining to the implementation and deployment of certain software (up to $862,500). If substantially all performance milestones are met, he is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value at the date of purchase. As of September 30, 2003, none of the aforementioned milestones had been successfully completed.

Litigation

There has been one recent legal proceeding in which the Company has been a party:

In February 2002, the Company borrowed $340,000 from the Mercator Momentum Fund ("Mercator") in order to make an initial $100,000 payment to Laurus Master Fund, Ltd. and to fund continuing development of the Company's H-Net(TM) system. This loan from Mercator was a short-term loan due May 15, 2002 and accrues interest at an annual rate of 18%. The loan was secured by shares of the Company's common stock. As of June 13, 2002, the Company owed Mercator approximately $243,000 of principal and accrued and unpaid interest under this loan and was in default in the repayment of this debt.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 13.        COMMITMENTS AND CONTINGENCIES (continued)

Litigation (continued)

On June 14, 2002, Mercator transferred collateral in the form of 5,861,814 shares of the Company's common stock into its name as a result of the Company's default on Mercator's loan. Of the 5,861,814 shares of common stock transferred into the name of Mercator 3,500,000 shares of the Company's common stock were issued and pledged as collateral by the Company in February 2002, and 2,361,814 shares of the Company's common stock were issued and pledged as collateral by Robert Spigno, the Company's Chief Executive Officer, in February 2002.

On June 21, 2002 Mercator filed an action against Conectisys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of the Company and is also the Company's Chief Executive Officer. Ms. Spigno is the Company's Secretary and Chief Financial Officer. On July 3, 2002, Mercator filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The Company believes that Mercator's claims are without merit because, among other factors, they have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator Momentum Fund as a result of the enforcement by Mercator of its security interest in shares of common stock. The Company intends to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator. The Court is tentatively scheduled to hear the matter on March 1, 2004.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 13.        COMMITMENTS AND CONTINGENCIES (continued)

Litigation (continued)

The Company, during its normal course of business, may be subject from time to time to disputes and to legal proceedings against it. Both counsel and management do not expect that the ultimate outcome of any current claims will have a material adverse effect on the Company's financial statements.


NOTE 14.        FORM S-8 FILINGS

In October 2002, March 2003, and July 2003, the Company filed registration statements on Forms S-8 covering an aggregate of 15,000,000 shares issued to an independent consultant to the Company, which authorized the re-sale of the 15,000,000 shares of common stock valued at $65,000.


NOTE 15.        STOCK OPTIONS AND WARRANTS

During the fiscal year ended September 30, 1999, the Company issued to a note
holder options to purchase 500,000 shares of the   Company's Class B preferred
stock at an exercise price of $5.00 per share. As consideration, the Company reduced its debt to the note holder by $50,000 and received an extension of time to pay-off its promissory note. The Company also issued to its CEO options to purchase another 500,000 shares of the Company's Class B preferred stock at an exercise price of $5.00 per share in exchange for a reduction in debt of $50,000. Total consideration received on the above issued options, as evidenced by debt reduction, was $100,000. These options can be exercised through November 1, 2002 and can also be converted into common stock at the rate of 10 common shares for each Class B preferred share. In September 2001, the exercise price on the Class B preferred stock options was adjusted to $2.50 per share and the exercise period extended to November 1, 2005.

The Company's CEO currently owns 200,020 shares of the Company's Class A preferred stock, of which 60,000 shares were purchased during the year ended September 30, 2002, and has options to purchase another 250,000 shares for $1.00 per share through November 1, 2005.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 15.        STOCK OPTIONS AND WARRANTS (continued)

The Company has granted various common stock options and warrants to employees and consultants. Generally, the options and warrants were granted at approximately the fair market value of the Company's common stock at the date of grant and vested immediately, except that when restricted rule 144 common stock was issued, the options and warrants were granted at an average market discount of 50% (ranging from between 20% to 75%).

The Company accounts for stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. Accordingly, compensation expense for common stock options and warrants issued to employees for services have been recorded as the difference between the intrinsic value of those services as measured by the (discounted) market value of the common stock at the date of grant and the exercise price, with pro forma disclosure of the excess market value as required by FASB No. 123. No common stock options or warrants wee granted to employees (including officers) and directors of the Company during the years ended September 30, 2003 or 2002.

All common stock options and warrants issued to consultants and other non-employees have been recorded at the fair value of the services rendered and equivalent to the market value (as discounted, if applicable) of the equity
instruments received as per FASB No. 123.   The market value was determined by
utilizing an averaging convention of between 5 to 30 days of the closing price of the Company's common shares as traded on the over-the-counter bulletin board (stock symbol CNES) through the grant date and applying certain mathematical assumptions as required under the Black-Scholes model. Such assumptions, pertaining to the risk-free annual rate of return and stock volatility, were generally the same as those mentioned above when making fair value disclosures for the issuance of officer and employee stock options, except that the risk-free annual rate of return during the latter half of fiscal 2001 and subsequent was assumed to be 5% (rather than 6%) due to the general decline of interest rates occurring throughout the economy and the world.

At September 30, 2001, the Company had an aggregate of 5,607,154 common stock options and a total of 1,000,000 Class B preferred stock options recorded as additional paid-in capital at a value of $1,375,233. Of the common stock options and warrants, 2,043,654

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003


NOTE 15.        STOCK OPTIONS (continued)

had been issued to officers and employees and the remaining 3,563,500 had been issued to consultants and investors.

In December 2001 and January 2002, a consultant exercised 550,000 common stock options, applying the $71,500 cost of exercise against an outstanding note payable. Stock options exercisable were also reduced and transferred to common stock in the amount of $31,625.

In March 2002 trough June 2002, 3,750,000 three-year common stock warrants were issued to an accredited investor group in connection with a $750,000 12% convertible debenture financing arrangement (see Note 10 above). The allocated cost of these warrants amounted to $100,087, so that the total stock options and warrants exercisable at September 30, 2002 became $1,443,695.

In November 2002 trough May 2003, 2,500,000 seven-year common stock warrants were issued to an accredited investor group in connection with a $500,000 12% convertible debenture financing arrangement (see Note 10 above). The allocated cost of these warrants amounted to $9,816, resulting in a recorded balance of stock options and warrants exercisable at September 30, 2003 of $1,453,511 (including $100,000 attributable to 1,000,000 Class B preferred stock options noted above).

As of September 30, 2003, the Company had an additional 4,852,205 common stock options that had been granted to consultants and investors at exercise prices ranging from $0.50 to $2.00 per share, expiring from November 1, 2003 through January 16, 2005. Because these strike prices were substantially above the market price of the Company's common stock, no value was attributed to these options at the time of grant. The Company also granted a contingent issuance to its Chief Technical Officer of 2,000,000 common stock options exercisable at $0.50 per share and expiring December 31, 2004, which will note vest until certain milestones have been attained. These respective common stock options and contingent issuances have been excluded from the summarized table below.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

NOTE 15.        STOCK OPTIONS AND WARRANTS (continued)

The common stock option activity during the fiscal years ended September 30, 2003 and September 30, 2002 is summarized as follows:

                                         Common Stock   Weighted
                                            Options      Average
                                              and       Exercise
                                            Warrants      Price
                                          ----------    --------
Balance outstanding, October 1, 2001       5,607,154       $.420

 Granted                                   3,750,000        .050
 Exercised                                  (550,000)       .130
                                          ----------
Balance outstanding, September 30, 2002    8,807,154        .280

 Granted                                   2,500,000        .010
                                          ----------
Balance outstanding, September 30, 2003   11,307,154       $.204
                                          ==========       =====


The following table summarizes information about common stock options at September 30, 2003:

                                 Outstanding             Exercisable
                            Weighted    Weighted               Weighted
   Range of       Common    Average      Average      Common    Average
   Exercise        Stock      Life      Exercise       Stock   Exercise
    Prices       Options    (Months)      Price       Options    Price
---------------  ---------  -------     --------    ----------  -------
$2.000 - $2.000    563,500       11     $  2.000       563,500  $ 2.000
$ .380 - $ .380    100,000       15     $   .380       100,000  $  .380
$ .192 - $ .192  1,000,000        6     $   .192     1,000,000  $  .190
$ .050 - $ .050  3,750,000       19     $   .002     3,750,000  $  .050
$ .130 - $ .130  1,450,000       23     $   .130     1,450,000  $  .130
$ .386 - $ .386  1,443,654       26     $   .386     1,443,654  $  .386
$ .380 - $ .380    500,000       26     $   .380       500,000  $  .380
& .002 - $ .002  2,500,000       76     $   .002     2,500,000  $  .002

$ .002 - $2.000 11,307,154       33     $   .204    11,307,154  $  .204
=============== ==========       ==     ========    ==========  =======

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

 NOTE 16.       SUBSEQUENT EVENTS

(a) In November 2003, the Company filed a registration statement on Form S-8 covering 12,000,000 shares issued to an independent consultant, authorizing the re-sale of the 12,000,000 shares of common stock valued at $25,000.

(b) During the months of October 2003 through December 2003, the Company received funding of another $200,000 (net proceeds of $138,722) from an investor group in exchange for one-year 12% convertible debt and 1,000,000 common stock warrants, with such warrants exercisable at $0.005 per share over a seven-year period.

During the subsequent period October 1, 2003 through January 8, 2004, this same investor group also converted approximately $92,000 of debt principal
along with accrued    interest into 84,651,456 shares of the Company's common
stock.  Effective October 2003, as an inducement for    this investor group's
continued funding of the Company's operations, the Company agreed to allow prospective conversions of issued convertible debt instruments into freely-trading shares of the Company's common stock at the lower of 40% (from 50% previously) of the average of the three lowest intra-day trading prices of a share of the Company's common stock on the OTC Bulletin Board during the twenty trading days immediately preceding the conversion date, and either (a) $.06 for the March, May, and June 2002 convertible debentures, or (b) $.01 for the November 2002, March and May 2003 convertible debentures. The effect on the Company's future operations would be a charge to earnings of approximately $500,000 (including accrued interest).

(c) Through January 8, 2004, in addition to the common share issuances described in Notes 16(a) and 16(b) above, the Company has issued restricted common stock in the aggregate of 116,400,000 shares, valued at approximately $118,500. Of the aggregate amount, 65,100,000 shares were issued to a consultant as debt reduction of $65,100, 50,000,000 shares were issued in a private placement for $50,000 in cash, and 1,300,000 shares were issued to a consultant for services rendered of $3,400. In addition, 15,845 Class A preferred stock options were exercised by the Company's CEO at $1.00 per share against a reduction of accrued compensation of $15,845.